Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

between

BIRDS EYE IGLO LIMITED PARTNERSHIP INC

and

NOMAD HOLDINGS LIMITED

Dated

April 20, 2015

TABLE OF CONTENTS

		Page

Article I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation	13
Section 1.3	Schedules and Exhibits	15

Article II
SALE AND PURCHASE

Section 2.1	Purchase and Sale	15
Section 2.2	Waiver of Pre-emption Rights	15

Article III
PURCHASE, SALE AND REDEMPTION TRANSACTIONS

Section 3.1	Total Consideration	15
Section 3.2	Closing Total Consideration	15
Section 3.3	Closing Payments	16
Section 3.4	Tax Withholding	16

Article IV
CLOSING AND POST-CLOSING ADJUSTMENTS

Section 4.1	Closing	16
Section 4.2	Seller Actions and Deliverables at the Closing	16
Section 4.3	Purchaser Deliverables at the Closing	17
Section 4.4	Post-Closing Adjustment	18
Section 4.5	Interest	20

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1	Authority; Enforceability	20
Section 5.2	Non-Contravention; Consents	21
Section 5.3	The Shares and the Loan Notes	21
Section 5.4	Organization; Subsidiaries	22
Section 5.5	Financial Statements	23
Section 5.6	Financial Statement Preparation; Undisclosed Liabilities	24
Section 5.7	Position Since Reference Date	24
Section 5.8	Compliance with Applicable Laws; Authorizations	24
Section 5.9	Insurance	25
Section 5.10	Contracts	25

i

Schedules

Schedule A	Net Tax Amount Methodologies
Schedule B	Adjustment Methodologies
Schedule C	Benchmark Time
Schedule 7.28	Other Matters

Disclosure Letter

Purchaser Disclosure Letter

Exhibits

Exhibit A	Debt Commitment Letter
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Lock-up Termination Events

INDEX OF DEFINED TERMS

Page
Accounting Principles	Section 1.1(a)
Admission	Section 1.1(b)
Admission and Disclosure Standards	Section 1.1(c)
Affiliate	Section 1.1(d)
Affiliate Agreement	Section 6.16
Aggregate Stock Consideration	Section 1.1(e)
Agreement	Preamble
Amendment Request	Section 7.12(b)
Audited Financial Statements	Section 5.5
Authorization	Section 1.1(f)
Benchmark Time	Section 1.1(g)
Benefit Plans	Section 5.19(a)
Business Day	Section 1.1(h)
Business IP	Section 1.1(i)
BVI Companies Act	Section 1.1(j)
Cash	Section 1.1(k)
Cash Closing Consideration	Section 3.3
Cash Overage	Section 1.1(l)
Cash Target	Section 1.1(l)
Cash Underage	Section 1.1(n)
Class H Shares	Section 1.1(l)
Class I Shares	Section 1.1(q)
Class J Shares	Section 1.1(r)
Closing	Section 1.1(p)
Closing Date	Section 4.1
Closing Total Consideration	Section 3.2
Closing Total Consideration Statement	Section 3.2
Company	Recitals
Company Facility	Section 1.1(s)
Company Indemnitees	Section 7.15
Company Material Adverse Effect	Section 1.1(t)
Company Ordinary Shares	Section 1.1(u)
Confidentiality Agreement	Section 1.1(v)
Continuing Employees	Section 7.7(a)
Copyrights	Section 1.1(w)
CREST	Section 1.1(x)
CrestCo	Section 1.1(y)
Debt Commitment Letter	Section 1.1(z)
Debt Financing	Section 6.6
Dedicated Funds Bank	Section 7.27
Default Interest	Section 1.1(z)
Depository	Section 1.1(bb)
Depository Interests	Section 1.1(cc)

v

Disclosure and Transparency Rules	Section 1.1(dd)
Disclosure Letter	Section 1.1(ee)
Encumber	Section 1.1(ff)
Encumbrance	Section 1.1(ff)
Environment	Section 1.1(gg)
Environmental Law	Section 1.1(gg)
Equity Co-Investors	Section 1.1(ii)
Equity Financing	Section 6.6
Equity Financing Agreements	Section 1.1(ii)
Escrow Agent	Section 1.1(kk)
Escrow Agreement	Section 1.1(ll)
Estimated Cash	Section 1.1(nn)
Estimated Indebtedness	Section 1.1(kk)
Estimated Net Tax Amount	Section 1.1(oo)
Estimated Net Working Capital	Section 1.1(oo)
Estimated Transaction Expenses	Section 1.1(qq)
EU Customs	Section 5.26(a)
European Economic Area	Section 1.1(rr)
European Union	Section 1.1(ss)
Existing Lender Consent	Section 1.1(ii)
Factoring Obligations	Section 1.1(uu)
FCA	Section 1.1(vv)
FCA Handbook	Section 1.1(ww)
FCPA	Section 5.25
Final Closing Statement	Section 4.4(b)
Final Overage	Section 4.4(c)
Final Total Consideration	Section 4.4(b)
Final Underage	Section 4.4(d)
Financial Statements	Section 5.5
Financing	Section 6.6
First Quarter 2015 Financial Statements	Section 7.26(a)
Food Safety Laws	Section 1.1(xx)
Food Safety Matters	Section 1.1(yy)
Founders	Section 1.1(zz)
FSMA	Section 1.1(aaa)
Fundamental Representations	Section 1.1(bbb)
Governing Documents	Section 5.2(b)
Governmental Antitrust Authority	Section 7.3(a)
Governmental Authority	Section 1.1(ccc)
Governmental Order	Section 1.1(ddd)
HACCP	Section 5.27(a)
IFRS	Section 1.1(eee)
Indebtedness	Section 1.1(fff)
Intellectual Property Rights	Section 1.1(ggg)
IPO Prospectus	Section 1.1(hhh)
Knowledge of the Purchaser	Section 1.1(iii)

Knowledge of the Seller	Section 1.1(jjj)
Law	Section 1.1(kkk)
Lenders	Section 1.1(z)
Liability	Section 1.1(lll)
LIBOR	Section 1.1(mmm)
Licensed IP	Section 1.1(mmm)
Listing Rules	Section 1.1(ooo)
Loan Notes	Section 1.1(ppp)
Lock-Up Acknowledgement	Section 7.17(b)
London Stock Exchange	Section 1.1(qqq)
Major Customers	Section 5.23
Major Suppliers	Section 5.23
Material Contracts	Section 5.10
Midco	3
Money Laundering Laws	Section 5.25(b)
Most Recent Financial Statements	Section 5.5
Net Tax Amount	Section 1.1(rrr)
Net Tax Asset	Section 1.1(sss)
Net Tax Reserve	Section 1.1(ttt)
Net Working Capital	Section 1.1(rrr)
Net Working Capital Overage	Section 1.1(vvv)
Net Working Capital Underage	Section 1.1(vvv)
New Company Plans	Section 7.7(b)
New Nomad Ordinary Shares	Section 1.1(xxx)
Nomad	Preamble
Nomad Board	Section 1.1(yyy)
Nomad Founder Preferred Shares	Section 1.1(zzz)
Nomad Issued Shares	Section 6.5(a)
Nomad Ordinary Shares	Section 1.1(aaaa)
Nomad Warrants	Section 1.1(bbbb)
Non-Controlled Minority Investments	Section 5.4(h)
NYSE	Section 1.1(cccc)
Official List	Section 1.1(dddd)
Ordinary Course of Business	Section 7.1
Outside Date	Section 9.1(a)
Owned IP	Section 1.1(eeee)
Parcel	Section 5.14
Patents	Section 1.1(ffff)
Pension Liabilities	Section 1.1(gggg)
Permitted Encumbrances	Section 1.1(hhhh)
Person	Section 1.1(iiii)
Post-Closing Statement	Section 4.4(a)
Preliminary Cash	Section 4.4(b)
Preliminary Indebtedness	Section 4.4(a)
Preliminary Net Tax Amount	Section 4.4(a)
Preliminary Net Working Capital	Section 4.4(a)

Preliminary Total Consideration Amount	Section 4.4(a)
Preliminary Transaction Expenses	Section 4.4(a)
Proposed Transaction	Section 1.1(jjjj)
Prospectus	Section 1.1(kkkk)
Prospectus Directive	Section 1.1(llll)
Prospectus Rules	Section 1.1(mmmm)
Purchased Loan Note Amount	Section 3.2
Purchased Loan Notes	Section 3.2
Purchaser	Preamble
Purchaser Dedicated Funds	Section 7.27
Purchaser Disclosure Letter	Section 1.1(nnnn)
Purchaser FCA Reports	Section 6.14(a)
Purchaser Fundamental Representations	Section 1.1(oooo)
Purchaser Voting Debt	Section 6.5(b)
Real Property Lease	Section 5.15
Reference Date	Section 5.5
Registered Intellectual Property	Section 1.1(pppp)
Registrar	Section 1.1(qqqq)
Registration Rights Agreement	Section 1.1(rrrr)
Related Party	Section 5.24
Representatives	Section 1.1(ssss)
Restricted Period	Section 7.27
Review Period	Section 4.4(b)
Sanctions	Section 5.26(c)
Sarbanes-Oxley Act	Section 1.1(tttt)
Second Quarter 2015 Financial Statements	Section 7.26(b)
Securities Act	Section 1.1(uuuu)
Securities Laws	Section 1.1(vvvv)
Seller	Preamble
Senior Management Team	Section 1.1(wwww)
Settlement Accountant	Section 4.4(b)
Shares	Section 1.1(xxxx)
Shares Consideration	Section 3.1
Skadden	Section 11.14
Software	Section 1.1(yyyy)
Solvent	Section 6.8
Specified Indebtedness	Section 1.1(zzzz)
Statement of Objections	Section 4.4(b)
Subsidiaries	Section 1.1(zzzz)
Subsidiary	Section 1.1(zzzz)
Systems	Section 5.13(d)
Target Companies	Section 1.1(bbbbb)
Target Company	Section 1.1(bbbbb)
Target Net Working Capital	Section 1.1(ccccc)
Tax	Section 1.1(ddddd)
Tax Authority	Section 1.1(eeeee)

Tax Liability	Section 1.1(fffff)
Tax Return	Section 1.1(ggggg)
Taxation	Section 1.1(ddddd)
Total Consideration	Section 3.1
Trade Secrets	Section 1.1(hhhhh)
Trademarks	Section 1.1(iiiii)
Transaction Documents	Section 1.1(jjjjj)
Transaction Expenses	Section 1.1(kkkkk)
Transfer	Section 7.17(a)
Transition Period	Section 7.7(a)
U.S.	Section 1.1(lllll)
United States	Section 1.1(lllll)
US Tax Code	Section 1.1(mmmmm)
Warrant Amendment Commitment Parties	Section 6.5(e)
Warrant Amendment Commitments	Section 6.5(e)
Warrant Consent Solicitation	Section 7.24
Warrant Exercise Commitment Parties	Section 6.5(e)
Warrant Exercise Commitments	Section 6.5(e)

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of April 20, 2015 (this “Agreement”), is between Birds Eye Iglo Limited Partnership Inc, a limited partnership with separate legal personality established under the Limited Partnerships (Guernsey) Law, 1995, as amended, with registration number 740 and having its registered offices at Trafalgar Court, St Peter Port, Guernsey (acting through its general partner, Liberator GP Limited, and its managing partner, Liberator Managing Partner Limited) (the “Seller”), and Nomad Holdings Limited, a corporation incorporated in the British Virgin Islands in accordance with the laws of the British Virgin Islands with number 1818482 (the “Purchaser” or “Nomad”).

WHEREAS, Nomad was organized and raised capital for the stated purpose of acquiring a controlling interest in one or more operating businesses through a merger, capital stock exchange, share purchase, asset acquisition, reorganization or similar transaction;

WHEREAS, the Seller is the sole legal and beneficial owner of all of the Shares of Iglo Foods Holding Limited, a company incorporated in England and Wales (registered number 05879473) whose registered office is at 5 New Square, Bedfont Lakes Business Park, Feltham, Middlesex, TW14 8HA, (the “Company”); and

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell to the Purchaser, the Shares, free of any Encumbrance and with all rights attached thereto.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, when used in this Agreement, shall have the following meanings:

(a) “Accounting Principles” shall mean IFRS, consistently applied in accordance with the past practice of the Target Companies;

(b) “Admission” shall mean admission of the Nomad Ordinary Shares to the standard listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities becoming effective in accordance with, respectively, the Listing Rules and the Admission and Disclosure Standards;

(c) “Admission and Disclosure Standards” shall mean the requirements contained in the edition of the “Admission and Disclosure Standards” of the London Stock Exchange that is most current at the date of this Agreement, containing, amongst other things, the admission requirements to be met by companies seeking admission to trading on the London Stock Exchange’s main market for listed securities, as amended from time to time;

(d) “Affiliate” shall mean, in relation to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that in the case of the Company, the term “Affiliate” shall not include portfolio companies of the Persons that control the Seller or any of their respective controlled Affiliates;

(e) “Aggregate Stock Consideration” shall mean 13,743,094 New Nomad Ordinary Shares;

(f) “Authorization” shall mean any authorization, approval, clearance, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law;

(g) “Benchmark Time” shall have the meaning set forth on Schedule C;

(h) “Business Day” shall mean a day, other than a Saturday or Sunday or public holiday in England or Guernsey, on which, in any such case, banks are open in England or Guernsey for general commercial business;

(i) “Business IP” shall mean the Owned IP and the Licensed IP;

(j) “BVI Companies Act” shall mean the BVI Business Companies Act, 2004 (as amended);

(k) “Cash” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, the cash, bank deposits, cash equivalents and short term marketable investments of the Target Companies, determined in accordance with the Accounting Principles used in the Audited Financial Statements. For the purposes of this Agreement, any determination of “Cash” (including for determining Estimated Cash, Preliminary Cash and Final Cash) shall be made such that there shall be no credit for any Cash in excess of €50,000,000;

(l) “Cash Overage” shall mean the amount, if any, by which (i) Cash as of the Benchmark Time is greater than (ii) the Cash Target, provided, that, the Cash Overage may not exceed €17,000,000;

(m) “Cash Target” shall mean €33,000,000;

(n) “Cash Underage” shall mean the amount, if any, by which (i) Cash as of the Benchmark Time is less than (ii) the Cash Target;

(o) “Class H Shares” shall mean 16,755 class “H” shares with a nominal value of EUR1.00 each in the capital of the Company;

(p) “Class I Shares” shall mean 500,000 class “I” shares with a nominal value of EUR0.05 each in the capital of the Company;

(q) “Class J Shares” shall mean 500,000 class “J” shares with a nominal value of EUR0.05 each in the capital of the Company;

(r) “Closing” shall mean completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

(s) “Company Facility” shall mean the Senior Facilities Agreement, dated July 3, 2014, for Iglo Foods Midco Limited (“Midco”) with Deutsche Bank AG, London Branch as left lead bank and Deutsche Bank AG, London Branch, Credit Suisse AG, London Branch, as global co-ordinators and Deutsche Bank AG, London Branch, Credit Suisse AG, London Branch, Nomura International plc, as mandated lead arrangers and bookrunners, with Credit Suisse AG, London Branch, acting as Agent, and Credit Suisse AG, London Branch, acting as Security Agent;

(t) “Company Material Adverse Effect” shall mean any fact, circumstance, occurrence, change or event that has a material adverse effect on the business, results of operations or financial condition of the Target Companies, taken as a whole, other than any fact, circumstance, occurrence, change or event resulting from, relating to or arising out of: (i) changes in general economic conditions in any of the markets, industries or geographical areas in which any of the Target Companies operate (except to the extent that such changes materially and disproportionately have a greater adverse impact on the Target Companies, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as the Target Companies operate); (ii) any change in the financial, credit, banking, currency or capital markets in general (whether in the European Union or any other country in which any of the Target Companies operate) or changes in currency exchange rates or interest rates or currency fluctuations; (iii) political conditions generally in the European Union or any other country (or any subdivision thereof) in which any of the Target Companies operate, (iv) acts of God or other calamities, pandemics, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law or in IFRS or other accounting requirements or principles imposed upon the Target Companies, including, in each case, the interpretations thereof; (vi) any actions taken, or failures to take action, as contemplated or permitted by this Agreement or to which the Purchaser has consented in writing; (vii) any failure by the Target Companies to achieve any earnings projection, financial projection or other forecast (it being understood that this clause (vii) shall not exclude the facts or circumstances giving rise to such failure to the extent such facts or circumstances would otherwise constitute a Company Material Adverse Effect); or (viii) the announcement or pendency of the sale or potential sale of the Company, or the announcement or the taking of any action contemplated by this Agreement, including by reason of the identity of the Purchaser or any plans or intentions of the Purchaser with respect to the conduct of the businesses of any of the Target Companies, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers and/or employees;

(u) “Company Ordinary Shares” shall mean 6,000,000 ordinary shares with a nominal value of EUR0.01 each and one ordinary share with a nominal value of GBP0.01, in each case, in the capital of the Company and any Company Ordinary Shares issued in accordance with this Agreement;

(v) “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated February 27, 2015, between the Company and the Purchaser;

(w) “Copyrights” shall mean copyrights, whether registered or unregistered, and pending applications to register the same, renewals and extensions in connection any such registrations;

(x) “CREST” shall mean the paperless settlement system administered by CrestCo;

(y) “CrestCo” shall mean Euroclear UK & Ireland Limited;

(z) “Debt Commitment Letter” shall mean the Debt Commitment Letter, dated as of the date of this Agreement (together with the related redacted fee letter, the form of Backstop Facilities Agreement and Condition Precedent Satisfaction Letter, dated as of the date of this Agreement from the Original Lenders (as defined in the Company Facility) and the Mandated Lead Arrangers (as defined in the Debt Commitment Letter) to Midco and the Purchaser attached thereto (and defined therein)), by and among the Purchaser and Barclay Bank plc, Credit Suisse AG, London Branch and UBS Limited (the “Lenders”), pursuant to which the Lenders have committed to underwrite commitments in an aggregate amount of the Total Commitments (as such term is defined in the Backstop Facilities Agreement) to be applied substantially concurrently with the Closing of the transactions contemplated by this Agreement, a copy of which is attached hereto as Exhibit A;

(aa) “Default Interest” shall mean LIBOR plus 400 basis points per annum;

(bb) “Depositary” shall mean Computershare Investor Services PLC;

(cc) “Depositary Interests” shall mean dematerialized depositary interests in respect of the New Nomad Ordinary Shares issued or to be issued by the Depositary;

(dd) “Disclosure and Transparency Rules” shall mean the disclosure rules and transparency rules produced by the FCA and forming part of the FCA Handbook of rules and guidance, as from time to time amended;

(ee) “Disclosure Letter” shall mean the disclosure letter from the Seller to the Purchaser delivered concurrently with the signing of this Agreement;

(ff) “Encumbrance” shall mean any mortgage, lien, hypothecation, pledge, charge, right of pre-emption, right of first refusal, right to vote, grant of proxy, encumbrance or any other security interest or rights, claims or interests of third parties or any agreement to create any of the foregoing, and “Encumber” shall have a meaning correlative thereto;

(gg) “Environment” shall mean all or any of the following media, namely air (including air inside buildings and other natural and man-made structures above or below ground), water, land (including natural and man-made structures) and all living organisms (including humans);

(hh) “Environmental Law” any European Union, national, federal, state or local law concerning the pollution or protection of the Environment;

(ii) “Equity Co-Investors” shall mean those parties to the Equity Financing Agreements, other than Nomad and the Founders;

(jj) “Equity Financing Agreements” shall mean the Subscription, Commitment and Consent Agreements, accepted by the Purchaser as of the date of this Agreement, each agreement in the form that was provided to the Seller prior to the execution of this Agreement, by and among the Purchaser, the Founders and the Equity Co-Investors, pursuant to which Nomad has agreed to issue Nomad Ordinary Shares in the amounts set forth therein to certain parties thereto immediately prior to the Closing of the transactions contemplated by this Agreement;

(kk) “Escrow Agent” shall mean J.P. Morgan;

(ll) “Escrow Agreement” shall mean the Escrow Agreement to be entered into on the Closing Date on the terms contemplated by Schedule 7.28;

(mm) “Estimated Cash” shall mean the Seller’s estimate of Cash as of the Benchmark Time;

(nn) “Estimated Indebtedness” shall mean the Seller’s estimate of Indebtedness as of the Benchmark Time;

(oo) “Estimated Net Tax Amount” shall mean the Seller’s estimate of the Net Tax Amount as of the Benchmark Time;

(pp) “Estimated Net Working Capital” shall mean the Seller’s estimate of Net Working Capital as of the Benchmark Time;

(qq) “Estimated Transaction Expenses” shall mean the Seller’s estimate of Transaction Expenses;

(rr) “European Economic Area” means the European Union, Iceland, Liechtenstein and Norway and European Economic Area member state shall be construed accordingly;

(ss) “European Union” means the economic and political union of a number of European countries as enshrined by the Treaty on European Union 1992, as amended;

(tt) “Existing Lender Consent” shall mean the consent and waiver of the lending parties holding sixty six and two/thirds per cent of the Total Commitments (as defined in the Company Facility) the form of which is attached to the Debt Commitment Letter and the draft Amendment and Restatement Agreement as defined therein, dated as of the date hereof;

(uu) “Factoring Obligations” shall mean any factoring, receivables or securitization arrangements or facilities entered into by any Target Company pursuant to which accounts receivables of any such Target Company are pledged as security, transferred or sold for advances made under such arrangement or facility on a recourse or non-recourse basis, including pledges of accounts receivables owed to any Target Company by its customers as security for advances to such customers by third party lenders;

(vv) “FCA” shall mean the Financial Conduct Authority in its capacity as competent authority under the FSMA;

(ww) “FCA Handbook” shall mean the handbook of the FCA;

(xx) “Food Safety Laws” means all applicable Laws concerning Food Safety Matters;

(yy) “Food Safety Matters” means any matters concerning food safety, including food hygiene, food handling, food labeling, food packaging, food preparation, food production and food storage.

(zz) “Founders” shall mean TOMS Acquisition I LLC and Mariposa Acquisition II, LLC;

(aaa) “FSMA” shall mean the Financial Services and Markets Act 2000, as amended from time to time;

(bbb) “Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1, Section 5.3, Section 5.4(a) and Section 5.21;

(ccc) “Governmental Authority” shall mean any supra-national, national, state, municipal or local government (including any subdivision, court of competent jurisdiction, regulatory or administrative agency or commission or other authority thereof), stock exchange or self-regulatory organization exercising any regulatory, taxing, importing or any other governmental authority, including the European Union;

(ddd) “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

(eee) “IFRS” shall mean the International Financial Reporting Standards, and the interpretations thereto, as adopted by the International Accounting Standards Board;

(fff) “Indebtedness” shall mean for the Target Companies on a consolidated basis an amount equal to, without duplication, (a) indebtedness for borrowed money of the Target Companies, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Target Companies in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange; provided, that, to the extent the settlement of all such obligations result in a net gain to the Target Companies, such net gain shall reduce Indebtedness, (c) obligations of the Target Companies under capitalized leases, (d) any deferred purchase price liabilities of the Target Companies related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (e) obligations of the Target Companies under or in connection with off balance sheet financing arrangements, (f) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which any Target Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, and (g) any accrued interest, fees, penalties, prepayment penalties resulting from the consummation of the Proposed Transaction or other expenses for obligations of the kind referred to in clause (a) above; it being understood that in no event shall Indebtedness include (1) undrawn amounts under existing letters of credit, lines of credit and revolving credit facilities, (2) indebtedness incurred under any Factoring Obligations, (3) indebtedness incurred by any Target Company that is owed to another Target Company, (4) trade credit provided to customers in the Ordinary Course of Business, (5) any ongoing royalty payments arising in the Ordinary Course of Business, (6) Taxes, (7) Pension Liabilities, (8) any amounts payable in connection with any Purchased Loan Notes, including the Purchased Loan Note Amount or (9) indebtedness incurred in the Ordinary Course of Business related to any surety bonds (including any performance bonds); provided, that, in no event will the definition of Indebtedness include any amounts that are deducted from the Total Consideration as Transaction Expenses, that are taken into account in the calculation Net Tax Amount (or Net Tax Reserve) or that are included as current liabilities in the determination of Net Working Capital; provided, further, that Indebtedness shall be calculated at par value without giving effect to any original issue discount;

(ggg) “Intellectual Property Rights” shall mean all Patents, Trademarks, Copyrights, Trade Secrets, mask works, utility models and industrial designs and applications therefor;

(hhh) “IPO Prospectus” shall mean the Prospectus dated April 11, 2014 relating to the initial placing of Nomad Ordinary Shares and Nomad Warrants;

(iii) “Knowledge of the Purchaser” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(iii) of the Purchaser Disclosure Letter after due and reasonable inquiry;

(jjj) “Knowledge of the Seller” shall mean the actual knowledge of the individuals set forth on Schedule 1.1(jjj) of the Disclosure Letter after due and reasonable inquiry;

(kkk) “Law” shall mean any law, code, statute, requirement, rule or regulation, and any Governmental Order;

(lll) “Liability” shall mean any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise;

(mmm) “LIBOR” shall mean shall mean (a) the offered rate of a three-month tenor which appears on the relevant page on the Reuters screen; or (b) if no offered rate appears on the relevant page of the Reuters screen or there is no relevant page on the Reuters screen, the comparable rate as quoted by Barclays or any successor to such bank;

(nnn) “Licensed IP” shall mean the Intellectual Property Rights licensed to the Target Companies;

(ooo) “Listing Rules” shall mean the Listing Rules issued and maintained by the FCA under Part VI of FSMA;

(ppp) “Loan Notes” shall mean, together, those loan notes listed on Schedule 1.1(ppp) of the Disclosure Letter;

(qqq) “London Stock Exchange” shall mean London Stock Exchange plc;

(rrr) “Net Tax Amount” shall be the Net tax amount calculated in accordance with the procedures, methodologies and formula set forth on Schedule A;

(sss) “Net Tax Asset” shall mean the value of the Net Tax Amount (if such amount is positive);

(ttt) “Net Tax Reserve” shall mean the absolute value of the Net Tax Amount (if such amount is negative);

(uuu) “Net Working Capital” is defined in and shall be calculated in accordance with the procedures, methodologies and formula set forth on Schedule B;

(vvv) “Net Working Capital Overage” shall mean the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is greater than (ii) the Target Net Working Capital;

(www) “Net Working Capital Underage” shall mean the amount, if any, by which (i) the Net Working Capital as of the Benchmark Time is less than (ii) the Target Net Working Capital;

(xxx) “New Nomad Ordinary Shares” shall mean the Nomad Ordinary Shares to be issued to the Seller pursuant to this Agreement;

(yyy) “Nomad Board” shall mean the Board of Directors of Nomad;

(zzz) “Nomad Founder Preferred Shares” shall mean the entire issued preferred share capital of Nomad, comprised of preferred shares of no par value;

(aaaa) “Nomad Ordinary Shares” shall mean the entire issued ordinary share capital of Nomad (including the New Nomad Ordinary Shares), comprised of ordinary shares of no par value;

(bbbb) “Nomad Warrants” shall mean the warrants issued, conditional on Admission, pursuant to a resolution of the Nomad Board passed on April 9, 2014, and an instrument executed by the Purchaser on April 10, 2014;

(cccc) “NYSE” shall mean the New York Stock Exchange;

(dddd) “Official List” shall mean the official list maintained by the FCA;

(eeee) “Owned IP” shall mean the Intellectual Property Rights owned by the Target Companies;

(ffff) “Patents” shall mean patents and applications therefor and all provisional applications, divisionals, reissues, re-examinations, extensions, continuations and continuations-in-part thereof;

(gggg) “Pension Liabilities” shall mean any and all Liabilities relating to pension plans or retirement plans or post-service lump sum plans or similar post-employment retirement plans or long-term employment benefit plans or medical benefit plans offered to current or former employees, officers or directors of any Target Company as included in the Audited Financial Statements, including as set forth in Schedule 1.1(gggg) of the Disclosure Letter;

(hhhh) “Permitted Encumbrances” shall mean (i) those Encumbrances set forth on Schedule 1.1(hhhh) of the Disclosure Letter; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business for amounts not yet delinquent; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business for amounts not yet delinquent and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (iv) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties; (v) other imperfections of title or Encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Target Companies assets in the conduct of its business as presently conducted;

(vi) easements, covenants, rights-of-way and other similar restrictions of record; (vii) any conditions that would be shown by a current, accurate survey or physical inspection of any real property made prior to Closing; (viii) licenses to Intellectual Property Rights; and (ix) (A) zoning, building and other similar restrictions, (B) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Target Companies have easement rights and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (ix), in the aggregate, materially impair the continued use and operation of real property used in the conduct of the business of the Target Companies as presently conducted;

(iiii) “Person” shall mean any individual, firm, corporation (wherever incorporated), partnership, limited liability company, joint venture, trust, association, organization, Governmental Authority, works council or employee representative body (whether or not having separate legal personality) or any other entity;

(jjjj) “Proposed Transaction” shall mean the transactions contemplated by this Agreement and the Transaction Documents;

(kkkk) “Prospectus” shall mean the prospectus to be prepared by Nomad in connection with the Admission to be approved by the FCA in accordance with the Listing Rules and as required by the Prospectus Rules;

(llll) “Prospectus Directive” shall mean Directive 2003/71/EC (and any amendments thereto, including Directive 2010/73/EU, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each European Economic Area member state that has implemented Directive 2003/71/EC;

(mmmm) “Prospectus Rules” shall mean the rules referred to as such and expressed to relate to transferable securities in Section 73A(4) of FSMA;

(nnnn) “Purchaser Disclosure Letter” shall mean the disclosure letter from the Purchaser to the Seller delivered concurrently with the signing of this Agreement;

(oooo) “Purchaser Fundamental Representations” shall mean the representations and warranties set forth in Section 6.1 (Authority; Enforceability), Section 6.3 (Organization), Section 6.5 (Capitalization), Section 6.7 (No Vote Required), Section 6.8 (Solvency), Section 6.9 (Representations by the Purchaser as to the Aggregate Stock Consideration), Section 6.10 (Registration Rights), Section 6.15 (Special Purpose Acquisition Company) and Section 6.18 (Brokers and Finders);

(pppp) “Registered Intellectual Property” shall mean all: (i) Patents, (ii) registered Trademarks, and applications to register Trademarks, (iii) registered Copyrights registrations, and applications to register Copyrights, (iv) internet domain names and (v) any other intellectual property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time;

(qqqq) “Registrar” shall mean Computershare Investor Services (BVI) Limited or any other registrar appointed by Nomad from time to time;

(rrrr) “Registration Rights Agreement” shall mean the Registration Rights Agreement among the Seller, Pershing Square Capital, Mariposa Acquisition II, LLC, TOMS Acquisition I LLC (and certain Affiliates thereof) and the Purchaser and to be dated as of the Closing Date, substantially in the form attached hereto as Exhibit B;

(ssss) “Representatives” shall mean, in relation to a Person, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Person and/or of its respective Affiliates;

(tttt) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto;

(uuuu) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(vvvv) “Securities Laws” shall mean the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the Prospectus Directive, and the rules and regulations of any Governmental Authority promulgated thereunder;

(wwww) “Senior Management Team” shall mean Mr. Elio Leoni Sceti, Mr. Paul Kenyon, Ms. Tania Howarth, Mr. Luca Miggiano, Mr. Andy Weston Webb, Mr. Achim Eichenlaub and Mr. Daniel Pagnoni;

(xxxx) “Shares” means the Company Ordinary Shares, the Class H, Class I and Class J Shares and any shares of the Company or any of its Subsidiaries issued to the Seller in connection with the transactions described on Schedule 7.16 of the Disclosure Letter;

(yyyy) “Software” shall mean computer software programs in any form, including source code, executable code or object code formats;

(zzzz) “Specified Indebtedness” shall mean any Indebtedness outstanding under the Company Facility, but solely to the extent the Existing Lender Consent is not obtained prior to the date is the third (3rd) Business Day prior to the anticipated Closing Date;

(aaaaa) “Subsidiary” and, collectively the “Subsidiaries,” of a Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries);

(bbbbb) “Target Companies” shall mean the Company and all of its Subsidiaries, and “Target Company” shall mean any of them;

(ccccc) “Target Net Working Capital” shall mean negative €2,770,000;

(ddddd) “Tax” or “Taxation,” shall mean any (i) national, state, provincial, municipal and local income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, goods or services, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, levies, profits, real property, personal property, capital stock, social security (or similar), employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether or not disputed, (ii) liability for the payment of any amounts of the type described in the foregoing clause (i) arising as a result of being (or ceasing to be) a member of any combined, consolidated, affiliated, unitary, or other similar group (or being included (or required to be included) in any Tax Return relating thereto) and (iii) liability for the payment of any amounts of the type described in the foregoing clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person other than pursuant to an agreement entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes;

(eeeee) “Tax Authority” shall mean any taxing or other Governmental Authority competent to impose any Tax liability, or assess or collect any Tax;

(fffff) “Tax Liability” shall mean a liability of any Target Company to make or suffer an actual payment of Tax (or an amount in respect of Tax);

(ggggg) “Tax Return” shall mean any return (including any informational return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax;

(hhhhh) “Trade Secrets” shall mean all trade secrets, and other confidential know-how, technical, scientific, research and development or business information that is not generally known to, and not readily ascertainable through proper means by, the public and other Persons who might obtain economic value from its disclosure or use, including confidential formulas, designs, devices, technology, inventions, methods, process and compositions, whether or not patentable;

(iiiii) “Trademarks” shall mean trademarks, trade dress, service marks, trade names, domain names, whether registered or unregistered, and pending applications to register the same, including all renewals thereof and all goodwill associated therewith;

(jjjjj) “Transaction Documents” shall mean the Registration Rights Agreement and the other documents and agreements contemplated hereby and thereby;

(kkkkk) “Transaction Expenses” shall mean, in each case, solely to the extent not paid prior to or at the Closing by the Seller or the Target Companies, without duplication, the sum of (i) all amounts that are payable by any Target Company to (x) counsel to the Target Companies or the Seller and (y) all other transaction advisors engaged by the Target Companies or the Seller, including financial advisors, investment bankers, brokers, accountants and data room administrators, in connection with this Agreement and the Proposed Transaction, in the case of each of clauses (x) and (y) for services rendered through the Closing Date, (ii) all amounts (including any shareholder loan bonus amounts, any top up bonus payments, any amounts payable under any management incentive or bonus plans and the employer portion of related payroll and other similar employer withholding taxes) that are payable by any of the Target Companies to directors, officers, consultants or employees of any Target Company (including any members of the Senior Management Team and former directors, officers, consultants or employees) as a result of the execution of this Agreement or the consummation of the Proposed Transaction, (iii) all amounts that are payable to the Seller or Affiliates of the Seller (following the Closing) by any Target Company as a result of the execution of this Agreement or the consummation of the Proposed Transaction, and (iv) all amounts that are payable by any of the Target Companies pursuant to the schemes and arrangements set forth on Schedule 1.1(kkkkk) of the Disclosure Letter, and (v) all amounts that are payable (including any irrecoverable value added tax) to (xx) Hogan Lovells International LLP and Taylor Wessing LLP as counsel to members of the Senior Management Team and (yy) all other transaction advisors engaged by the Senior Management Team, including Wyvern Partners, in connection with this Agreement and the Proposed Transaction, in the case of each of clauses (xx) and (yy) for services rendered through the Closing Date; provided, that, Transaction Expenses shall not include any amounts (v) incurred or payable by the Seller or any Target Company under Section 7.12, (w) deducted from the Total Consideration as Indebtedness, (x) included as current liabilities in the calculation of Net Working Capital, (y) that are taken into account in the calculation Net Tax Amount (or Net Tax Reserve) or (z) any fees or expenses incurred by the Purchaser in connection with the Proposed Transaction whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of the Purchaser);

(lllll) “U.S.” or “United States” shall mean the United States of America; and

(mmmmm) “US Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires, headings do not affect the interpretation of this Agreement. References to any United

States legal term or concept shall, in respect of any jurisdiction other than the United States, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction. References to “dollars”, “U.S. $” or “$” are references to the lawful currency of the United States of America, to “GBP” or “£” are references to pounds sterling, the legal currency of the United Kingdom and to “Euros”, “EUR” or “€” are references to the lawful currency of the European Union. Any phrase introduced by the terms “including” or “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms. The words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. With respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end at the close of the next succeeding Business Day. The terms “day” and “days” refer to calendar day(s) and the terms “year” and “years” refer to calendar year(s). For purposes of this Agreement, only those documents and agreements which have been posted to the virtual data room entitled “KOI” as of the date of this Agreement shall be deemed to have been “delivered,” “provided,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Seller. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event a subject matter is addressed in more than one representation and warranty, the Purchaser or the Seller, as the case may be, will be entitled to rely only on the most specific representation and warranty addressing such matter. Disclosure of any matter in any Section or Schedule of the Disclosure Letter or the Purchaser Disclosure Letter shall be deemed to be disclosure of such matter with respect to any other schedules, sections or subsections of the Disclosure Letter or the Purchaser Disclosure Letter, respectively, to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to the relevant representation or warranty of such other Section. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter, Exhibits or Schedules attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter, Exhibits or Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter, Exhibits or Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter, Exhibits and Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract). Capitalized terms used in any Exhibit or Schedule hereto but not defined therein shall have the meaning given to such term in this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of constructing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of its authorship of any provision of this Agreement.

Section 1.3 Schedules and Exhibits. The Schedules, Disclosure Letter, Purchaser Disclosure Letter and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

Article II

SALE AND PURCHASE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Purchaser shall purchase the Shares and the Purchased Loan Notes from the Seller, and the Seller shall sell the Shares and the Purchased Loan Notes to the Purchaser, free and clear of all Encumbrances and with all rights attached thereto.

Section 2.2 Waiver of Pre-emption Rights. On and subject to the Closing, the Seller irrevocably waives all rights over, or in connection with, any of the Shares including any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on the Seller under the articles of association of the Company or otherwise and shall, before the Closing, procure the irrevocable and unconditional waiver of any such right or restriction conferred on any other person who is not a party to this Agreement.

Article III

PURCHASE, SALE AND REDEMPTION TRANSACTIONS

Section 3.1 Total Consideration. The total consideration for the purchase of the Shares shall be €1,000 (the “Shares Consideration”) and the consideration for the Purchased Loan Notes shall be an amount equal to, without duplication: (i) €2,600,000,000, (ii) plus the Net Working Capital Overage as of the Benchmark Time (if any), (iii) minus the Net Working Capital Underage (if any) as of the Benchmark Time, (iv) plus the Cash Overage as of the Benchmark Time (if any), (iii) minus the Cash Underage (if any) as of the Benchmark Time, (iv) minus Indebtedness as of the Benchmark Time, (v) minus Transaction Expenses, (vi) minus the Net Tax Reserve (if any) as of the Benchmark Time, (vii) plus the Net Tax Asset (if any) as of the Benchmark Time, and (viii) minus the Shares Consideration (the amount calculated pursuant to the foregoing clauses (i) through (viii), together with the Shares Consideration, the “Total Consideration”).

Section 3.2 Closing Total Consideration. On or before the date that is five (5) Business Days prior to the anticipated Closing Date, the Seller shall prepare and deliver to the Purchaser a statement, certified by the Company’s Chief Financial Officer (the “Closing Total Consideration Statement”), setting forth the Seller’s good faith estimate of (a) the Estimated Net Working Capital, (b) the Estimated Indebtedness, (c) the Estimated Transaction Expenses, (d) the Estimated Net Tax Amount, (e) the Estimated Cash and (f) the resulting calculation of the Total Consideration as of the Closing Date (such calculation, the “Closing Total

Consideration”), together with reasonable supporting detail. The Closing Total Consideration Statement will be prepared in accordance with the principles and procedures set forth on Schedule B. The Closing Total Consideration Statement shall also set forth the Seller’s determination, which shall be binding upon the parties, of the principal amount of loan notes of the Company to be purchased by the Purchaser pursuant to Section 2.1 (the “Purchased Loan Note Amount” and such loan notes, the “Purchased Loan Notes”), together with corresponding account direction for the settlement thereof by the Aggregate Stock Consideration and the Cash Closing Consideration, as applicable.

Section 3.3 Closing Payments. The initial portion of the Closing Total Consideration shall be paid by the Purchaser at Closing by (a) delivery of cash in an amount equal to the Closing Total Consideration, minus €133,500,000 (such amount, the “Cash Closing Consideration”) by wire transfer of immediately available funds and (b) issuance of the Aggregate Stock Consideration in accordance with Section 4.3(d) and Section 4.3(e), in each case, allocated as set forth in the account direction set forth in the Closing Total Consideration Statement.

Section 3.4 Tax Withholding. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller (or any other party) such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law, provided that the Purchaser shall have (i) given the Seller written notice to that effect (setting out in reasonable detail the requirement of Tax law giving rise to the Purchaser’s obligation to deduct or withhold) as soon as practicable and, in any event, at least ten (10) Business Days prior to Closing and (ii) taken into account all reasonable representations made by the Seller to the Purchaser prior to Closing in determining whether or not a deduction or withholding is required.

Article IV

CLOSING AND POST-CLOSING ADJUSTMENTS

Section 4.1 Closing. The Closing of the Proposed Transaction shall take place by electronic exchange of documents and signatures on the first (1st) Business Day immediately following the first (1st) Benchmark Time to occur after the date on which each of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions)), or at such other date and time as the Purchaser and the Seller may mutually agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 4.2 Seller Actions and Deliverables at the Closing. At the Closing, the Seller shall:

(a) deliver a duly executed transfer by the registered holder of the Shares in favor of the Purchaser together with the share certificates representing the Shares (or, if any share certificate is found to be missing, an express indemnity in respect of such share certificate, in a form satisfactory to the Purchaser);

(b) deliver a duly executed irrevocable power of attorney from the Seller in favor of the Purchaser generally to exercise all rights in relation to the Shares and in particular to enable the Purchaser to attend and vote at general meetings of the Company pending registration of the Purchaser as the holder of the Shares in the register of members of the Company;

(c) deliver to the Purchaser loan note certificates for the Loan Notes (or, if any loan note certificates is found to be missing, an express indemnity in respect of such loan note certificate, in a form satisfactory to the Purchaser), together with a waiver of notice of redemption under the instruments constituting the Loan Notes;

(d) deliver to the Purchaser letters of resignation from the non-executive directors of the Company set forth on Schedule 4.2(d)(i) of the Disclosure Letter in the form set forth on Schedule 4.2(d)(ii) of the Disclosure Letter duly executed and effective as of the Closing releasing the Target Companies from all claims and rights of action whatsoever which they may have, whether in respect of breach of contract, compensation for loss of office, unfair dismissal, wrongful dismissal, redundancy, any loan or other indebtedness or on any other account whatsoever;

(e) deliver to the Purchaser the Registration Rights Agreement executed by the Seller;

(f) deliver to the Purchaser the Escrow Agreement executed by the Seller;

(g) to the extent not in the possession of the Company or the Target Companies, deliver to the Purchaser all common seals, certificates of incorporation, certificates of incorporation on change of name, register of allotment, transfers, members and directors and minute books (properly written up to the time immediately prior to the Closing), together with all blank share certificates and any other statutory books required to be kept by the relevant Target Companies; and

(h) deliver to the Purchaser a certificate of an executive officer of the Seller pursuant to Section 8.2(d).

Section 4.3 Purchaser Deliverables at the Closing. At the Closing, the Purchaser shall:

(a) pay, by wire transfer of immediately available funds, the Cash Closing Consideration to accounts designated by the Seller in writing to the Purchaser in accordance with Article III;

(b) pay on behalf of the Company (and thereby procuring that the Company pays), by wire transfer of immediately available funds, an amount sufficient to pay the amount of Transaction Expenses estimated by the Seller on the Closing Total Consideration Statement to each applicable Person identified by the Seller and to the accounts specified by the Seller;

(c) to the extent required by Section 7.25, pay, by wire transfer of immediately available funds, an amount sufficient to pay on behalf of the Company (and thereby procuring that the Company pays) the amounts specified in the payoff letters delivered pursuant to Section 7.25 to each applicable holder of Specified Indebtedness identified therein to the account or accounts specified therein;

(d) deliver to the Seller a number of Nomad Ordinary Shares equal to the Aggregate Stock Consideration minus the Escrow Amount (as defined in Schedule 7.28) in accordance with Article III free and clear of all Encumbrances other than restrictions on transfer provided for by applicable federal and state securities laws and under this Agreement and the Escrow Agreement;

(e) deliver the Escrow Amount to the Escrow Agent free and clear of all Encumbrances other than restrictions on transfer provided for by applicable federal and state securities laws and under this Agreement and the Escrow Agreement;

(f) deliver to the Seller the Registration Rights Agreement executed by the Purchaser;

(g) deliver to the Seller the Escrow Agreement executed by the Purchaser and the Escrow Agent;

(h) deliver to the Seller a certificate of an executive officer of the Purchaser pursuant to Section 8.3(d); and

(i) deliver to the Seller a certificate of an executive officer of the Purchaser in the form of the certificate set forth on Schedule 4.3(i) of the Disclosure Letter.

Section 4.4 Post-Closing Adjustment.

(a) As promptly as practicable following the Closing and in no event later than sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver a statement (the “Post-Closing Statement”), setting forth the Purchaser’s good faith calculation of (i) Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”), (ii) Indebtedness as of the Benchmark Time (the “Preliminary Indebtedness”), (iii) Transaction Expenses (the “Preliminary Transaction Expenses”), (iv) Cash as of the Benchmark Time (the “Preliminary Cash”), (v) the Net Tax Amount as of the Benchmark Time (the “Preliminary Net Tax Amount”), and (vi) the resulting calculation of the Total Consideration (such calculation the “Preliminary Total Consideration Amount”), together with full and complete supporting detail and documentation. The Post-Closing Statement shall be accompanied by a certificate of the Chief Financial Officer of the Purchaser stating that the Post-Closing Statement has been prepared in accordance with the principles and procedures set forth on Schedule B.

(b) Upon receipt of the Post-Closing Statement, the Seller shall have thirty (30) days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary Net Working Capital, the Preliminary Indebtedness, the

Preliminary Transaction Expenses, the Preliminary Cash, the Preliminary Net Tax Amount and the resulting Preliminary Total Consideration Amount. In connection with the review of the Post-Closing Statement, the Purchaser shall give, and shall cause the Company and its and the Company’s Affiliates and Representatives to give, to the Seller and its Representatives reasonable access to the books, records and other materials of the Company and the personnel of, and work papers prepared by or for, the Purchaser or the Company or their respective accountants and Representatives, including, without limitation, to such historical financial information relating to the Company as the Seller or its Representatives may reasonably request, in each case, in order to permit the timely and complete review of the Post-Closing Statement in accordance with this Section 4.4(b). If the Seller has accepted such Post-Closing Statement in writing or has not given written notice to the Purchaser setting forth any objection of the Seller to such Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the parties, and shall be deemed the Final Closing Statement. In the event that the Seller delivers a Statement of Objections during the Review Period, the Purchaser and the Seller shall negotiate in good faith to resolve any such objection on Net Working Capital, Indebtedness, Transaction Expenses, Net Tax Amount or Cash, as the case may be, within thirty (30) days following the receipt by the Purchaser of the Statement of Objections. If the parties are unable to reach an agreement as to such amounts and adjustments within such thirty (30) day period, then either party may submit such matter to Deloitte LLP, or, if such accounting firm is unable or unwilling to serve in such role, another independent accounting firm reasonably acceptable to the Purchaser and the Seller (in either case, such accountant, the “Settlement Accountant”) (provided, that, if the Purchaser and the Seller cannot agree on an accountant within forty (40) days of receipt by a party of a Statement of Objections, then the International Centre for Dispute Resolution shall appoint the Settlement Accountant), for resolution of the remaining disputed matters. The Settlement Accountant shall only consider those items on the Statement of Objections. The Settlement Accountant’s determination shall take into account the definitions of Net Working Capital, Cash, Indebtedness, Transaction Expenses and Net Tax Amount contained herein. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within twenty (20) days after the submission of any dispute to the Settlement Accountant. The Settlement Accountant’s determination shall be based solely on the presentations to be made by the Purchaser and the Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and the Settlement Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Settlement Accountant shall be borne by the Seller and the Purchaser in proportion to the difference between the Settlement Accountant’s determination of the net value of Net Working Capital, Indebtedness, Cash, Transaction Expenses, Net Tax Amount and the net value claimed by the Purchaser and the Seller. For example, if it is the Purchaser’s position that the total net adjustment owed is €300, the Seller’s position that the total net adjustment owed is €100 and the Settlement Accountant’s finding that the total net adjustment owed is €150, then the Purchaser shall pay 75% (300-150 / 300-100) of such fees and expenses and the Seller shall pay 25% (150-100 / 300-100) of such fees and expenses. The Post-Closing Statement as agreed to by the parties or as determined by the Settlement Accountant is referred to herein as the “Final Closing Statement” and the (i) the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital, (ii) the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (iii) the Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses, (iv) the Net Tax Amount set forth on such Final Closing Statement shall be deemed the final Net Tax Amount, (v) the Cash set forth on such Final Closing Statement shall be deemed the Final Cash, and (vi) the Total Consideration set forth on such Final Closing Statement shall be deemed the final Total Consideration (the “Final Total Consideration”).

(c) In the event that the Final Total Consideration is greater than the Closing Total Consideration (such excess, the “Final Overage”), the Purchaser shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, with the Seller, by wire transfer of immediately available funds, an amount equal to such Final Overage.

(d) In the event that the Closing Total Consideration is greater than the Final Total Consideration (such excess, the “Final Underage”), the Seller shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, with the Purchaser, by wire transfer of immediately available funds, an amount equal to such Final Underage.

(e) The parties hereto agree that any adjustment as determined pursuant to this Section 4.4 shall be treated as an adjustment to Cash Closing Consideration, except as otherwise required by Law.

Section 4.5 Interest. If any amount due for payment in accordance with this Agreement is not paid on the due date for payment, the Person in default shall pay the Default Interest on such amount from but excluding the due date to and including the date of actual payment calculated on a daily basis.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, the Seller represents and warrants to the Purchaser as follows:

Section 5.1 Authority; Enforceability.

(a) The Seller has the requisite power and authority to execute this Agreement and the Transaction Documents to which the Seller is a party, perform its obligations hereunder and thereunder and to consummate the Proposed Transaction. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which the Seller is a party and the consummation of the Proposed Transaction have been duly and validly authorized by all necessary corporate action on the part of the Seller and such authorization has not been subsequently modified or rescinded.

(b) This Agreement has been, and upon their execution and delivery the Transaction Documents shall have been, duly and validly executed and delivered by the Seller and constitutes, and upon their execution the Transaction Documents shall constitute, assuming due authorization, execution and delivery of this Agreement and the applicable Transaction Documents by the Purchaser, a valid and binding legal obligation of the Seller, enforceable against the Seller in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, en désastre, reorganization, moratorium and similar Laws affecting creditors’ right and remedies generally.

Section 5.2 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement and the Transaction Documents by the Seller does not, and the performance of this Agreement and the Transaction Documents by the Seller will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) under any applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iii) those required by reasons of the regulatory status or operations of the Purchaser.

(b) The execution and delivery of this Agreement and the Transaction Documents by the Seller does not, and the consummation of the Proposed Transaction will not, (i) conflict with or violate any provision of the Seller’s or any Subsidiary’s memorandum and articles of association or incorporation, bylaws, operating agreement, partnership agreement or other equivalent constitutional documents (collectively, “Governing Documents”), (ii) assuming all filings and notifications under any applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Authorizations held by the Target Companies or any applicable Laws or Governmental Orders or (iii) result in a breach of, constitute a default under (or create an event which, with or without notice or lapse of time or both, would constitute a default under), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Material Contract, except, in the case of (ii) or (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.3 The Shares and the Loan Notes.

(a) The Seller is legal and beneficial owner of the Shares and the Loan Notes.

(b) The Seller owns the Shares and the Loan Notes free and clear of all Encumbrances other than Encumbrances created or caused by the Purchaser. There is no agreement or arrangement or obligation to create or give any Encumbrance over or affecting the Shares or the Loan Notes and no claim has been made by any person to be entitled to any such Encumbrance. As of the date of this Agreement and at the Closing Date, the Seller has and will hold legal and beneficial title to the Shares and the Loan Notes, free and clear of all

Encumbrances other than Encumbrances created or caused by the Purchaser, and upon (i) delivery of the stock transfer form and entry into the register of members of the Company and (ii) delivery of the certificates representing the Purchased Loan Notes and entry into the register of loan notes of Iglo Foods Holdco Limited, in each case, against payment therefor pursuant to the terms of this Agreement, the Purchaser will receive full legal and beneficial ownership thereof, free and clear of all Encumbrances other than Encumbrances created or caused by the Purchaser.

(c) The Shares constitute the whole of the allotted and issued share capital of the Company. The Shares have been validly allotted and issued. The Shares are fully paid or credited as fully paid and all rights and interests of every kind existing in respect of the Shares are valid and enforceable.

(d) There are no outstanding warrants, grants, options, rights, agreements, convertible or exchangeable securities or other commitments or obligations pursuant to which the Seller or the Company is or may become obligated to allot, issue, sell, transfer, purchase, return or redeem any shares or other securities of the Company. There is no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the issued share capital of the Company.

Section 5.4 Organization; Subsidiaries.

(a) The Seller is duly established and validly existing under the Laws of its jurisdiction of incorporation and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted. The Company is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted. Each of the Seller and the Company is duly qualified or otherwise authorized to do business in each of the jurisdictions in which such entity is required to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not the subject of any administration, administrative receivership, insolvency, dissolution, liquidation, receivership, reorganization or similar proceeding and, to the Knowledge of the Seller, no such proceedings are pending.

(b) Schedule 5.4(b) of the Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all of the Subsidiaries of the Company.

(c) Each of the Subsidiaries: (i) is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation, except where failure to be so duly incorporated or validly existing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) has all necessary power to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iii) is duly qualified or otherwise authorized to do business in each of the jurisdictions in which such entity is required to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) All of the outstanding issued share capital, shares or membership interests, other equity rights, interests or other securities of each Subsidiary, are duly and validly issued and outstanding, fully paid and non-assessable and are legally and beneficially owned, directly or indirectly, by the Company, free and clear of all Encumbrances, except for (i) applicable transfer restrictions pursuant to applicable Laws, (ii) Permitted Encumbrances and (iii) those Encumbrances that will be released on or prior to the Closing Date.

(e) There are no outstanding warrants, grants, options, rights, agreements, convertible or exchangeable securities or other commitments or obligations pursuant to which the Seller, the Company or any Subsidiary is or may become obligated to allot, issue, sell, transfer, purchase, return or redeem any shares or other securities of any Subsidiary. There is no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the issued share capital of any Subsidiary.

(f) No Subsidiary is the subject of any administration, administrative receivership, insolvency, bankruptcy, dissolution, liquidation, receivership, examinership, reorganization or similar proceeding and, to the Knowledge of the Seller, no such proceedings are pending.

(g) The Company has made available to the Purchaser true and complete copies of the Governing Documents of each Subsidiary as in effect as of the date of this Agreement.

(h) Schedule 5.4(h) of the Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all of the Persons (other than the Subsidiaries) in which the Company owns, directly or indirectly, any issued share capital, shares, membership interests, other equity rights, interests or other securities or derivatives thereof (such Persons, the “Non-Controlled Minority Investments”). Such issued share capital, shares, membership interests, other equity rights, interests or other securities or derivatives thereof of the Non-Controlled Minority Investments are legally or beneficially owned by the Company or such Subsidiaries as identified on Schedule 5.4(h) of the Disclosure Letter. The Company or one or more of its Subsidiaries has full legal and beneficial ownership of such issued share capital, shares, membership interests, other equity rights, interests or other securities or derivatives thereof, free and clear of all Encumbrances, except for (i) applicable transfer restrictions pursuant to applicable Laws or the Governing Documents of such Non-Controlled Minority Investment, (ii) Permitted Encumbrances or (iii) those Encumbrances that will be released on or prior to the Closing Date.

Section 5.5 Financial Statements. Schedule 5.5 of the Disclosure Letter sets forth true and correct copies of the following financial information (the “Financial

Statements”): the audited consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity, statement of financial position and statement of cash flows, as of and for the fiscal years ended December 31, 2013 and December 31, 2014 (December 31, 2014, the “Reference Date”) for the Target Companies (including, in each case, any related notes) (the “Audited Financial Statements” and the Audited Financial Statement for December 31, 2014, the “Most Recent Financial Statements”).

Section 5.6 Financial Statement Preparation; Undisclosed Liabilities.

(a) The Financial Statements have been prepared from the books, records and accounts of the Target Companies referenced therein and in accordance with the Accounting Principles as in effect for the periods covered thereby and present fairly in all material respects the financial condition of the Target Companies referenced therein as of such dates and the results of operations of the Target Companies referenced therein for such periods.

(b) None of the Target Companies has any Liabilities that would be required by IFRS to be reflected on a consolidated balance sheet other than Liabilities (i) that are reflected in the Most Recent Financial Statements, (ii) were incurred in the Ordinary Course of Business since the Reference Date, (iii) have arisen under any Material Contract set forth on the Disclosure Letter or permitted hereunder, (iv) are required to be included as a Transaction Expense or (v) that would not reasonably be expected to be material to the Target Companies, taken as a whole.

(c) There has not been a Specified Change of Control Event as defined in the Indenture, dated as of July 17, 2014, relating to the Iglo Foods Bondco PLC Floating Rate Senior Secured Notes Due 2020.

Section 5.7 Position Since Reference Date. Since the Reference Date and through the date of this Agreement, except in connection with the Proposed Transaction, (i) the Target Companies have not conducted their respective business in any material respect not in the Ordinary Course of Business and (ii) the Target Companies have not suffered any change in the business, operations or financial position, taken as a whole, which changes, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 5.8 Compliance with Applicable Laws; Authorizations.

(a) Each Target Company is, and has been since December 31, 2012, in compliance with all applicable Laws and Governmental Orders, except for such instances of non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2012, neither the Seller nor any Target Company has received any written notice of any material inquiry, investigation, violation or alleged violation of any applicable Law or Governmental Order that would, in any such case, be material to the Target Companies, taken as a whole.

(b) The Target Companies own, hold, possess or lawfully use in the operation of their business all Authorizations which are necessary to conduct their business in all material respects as currently conducted. Such Authorizations are valid and in full force and effect. The business of the Target Companies is not being conducted in violation or default of such Authorizations. Since December 31, 2012, neither the Seller nor any Target Company has received any written notification from any Governmental Authority threatening to revoke any such Authorization, except as would not be material to the Target Companies, taken as a whole.

Section 5.9 Insurance. The Company maintains insurance policies which, in all material respects, are against risks of a character and in such amounts as would reasonably be expected to be customary for companies of a similar size operating in the same or similar industry and are sufficient to comply with applicable Law. Each material insurance policy of the Company is in full force and effect as of the date of this Agreement, all premiums payable to date have been paid and, to the Knowledge of the Seller, there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material liability under them. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the applicable insured parties have complied with the provisions of the applicable material insurance policies of the Company, and (b) since December 31, 2012, neither the Seller nor any Target Company has received any written notice regarding (i) the cancellation or invalidation of any of the existing material insurance policies of the Company or (ii) any refusal of coverage under or any rejection of any material claim under, any such material insurance policies of the Company.

Section 5.10 Contracts. Schedule 5.10 of the Disclosure Letter lists, as of the date of this Agreement, all of the following contracts and agreements (other than purchase orders entered into in the Ordinary Course of Business) to which each of the Target Companies is a party and which have not been entirely fulfilled or performed (collectively, “Material Contracts”):

(a) any agreement that by its terms requires the payment by or on behalf of any Target Company in excess of €4,500,000 per annum, or the delivery by any Target Company of goods or services with a fair market value in excess of €4,500,000 per annum or provides for any Target Company to receive payments in excess of €4,500,000 per annum, in each case other than any such agreement which can be terminated at will on less than 90 days’ notice;

(b) any agreement that (i) requires any Target Company to purchase any material portion of any product or service from a third party that would be material to the Target Companies, taken as a whole or (ii) requires that any Target Company deal exclusively with a third party in connection with the sale or purchase of any product or service if such products or services have a purchase price of more than €4,500,000 individually or in the aggregate, in each case other than any such agreement which can be terminated at will on less than 90 days’ notice;

(c) any contract that relates to an acquisition or divestiture of material businesses or assets (whether by merger, sale of securities, sale of assets or otherwise) that contains covenants, indemnities or other contractual obligations that could impose a Liability that is material to the Target Companies, taken as a whole;

(d) any agreement under which any Target Company has any outstanding Indebtedness of the type described in clause (a) of the definition thereof in excess of €4,500,000;

(e) any agreement with any employee, officer, director or consultant, in each case, providing for a termination, change of control, retention or similar payment;

(f) any bonds or agreements of guarantee in which any Target Company acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person (other than another Target Company) in excess of €4,500,000;

(g) any partnership or joint venture agreements that are either (i) material to the operations of the Target Companies, taken as a whole or (ii) could require any payment or contribution in excess of €4,500,000;

(h) any agreement limiting or restraining in any material respect any Target Company or any successor thereto from soliciting customers or engaging or competing in any manner, in any location or in any business;

(i) any agreement providing for the license of or settlement with respect to material Business IP (other than commercially available Software and hardware);

(j) any agreement providing that a Target Company indemnify any Person (other than another Target Company) in an amount that would be material to the Target Companies, taken as a whole, other than any such agreement entered into in the Ordinary Course of Business;

(k) any agreement relating to interest rate or commodity swaps, interest rate caps, interest rate collar, or interest rate insurance arrangements, involving derivative, swap, foreign exchange option or similar commodity price hedging arrangements, or that are otherwise similarly designed to alter the risks arising from fluctuations in interest rates, currency values or commodity prices of any Target Company; or

(l) any agreement that grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial portion of the material assets of the Target Companies, taken as a whole.

Section 5.11 Enforceability of Material Contracts; Defaults under Material Contracts. The Seller has made available to the Purchaser a true, correct and complete (other than redactions of pricing or competitively sensitive information) copy of each written Material Contract in effect as of the date of this Agreement and, if oral, a written description of the material terms of such oral Material Contract. As of the date of this Agreement, each of the Material Contracts is in full force and effect and there exists no default under any such Material Contracts by the Target Companies or, to the Knowledge of the Seller, any other party to such Material Contracts or any event which will create a default thereunder by the Target Companies, that would be material to the Target Companies, taken as a whole. As of the date of this

Agreement, there exists no actual or, to the Knowledge of the Seller, threatened termination, cancellation, or material limitation of, or any material amendment, material modification or material change to any Material Contract.

Section 5.12 Litigation. As of the date of this Agreement, there is no action, claim, suit, arbitration or proceeding or, to the Knowledge of the Seller, investigation pending before any Governmental Authority against any of the Target Companies or, to the Knowledge of the Seller, threatened in writing, that, in each case, (a) involves a claim in excess of €750,000, (b) challenges or seeks to prevent, enjoin or otherwise delay the Proposed Transaction, (c) involves a claim for an unspecified amount which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (d) seeks injunctive relief that is reasonably likely to be granted and would be material to the Target Companies, taken as a whole. Since December 31, 2012, no Target Company has been subject to any material Governmental Order, and to the Knowledge of the Seller, there are no such material Governmental Orders threatened to be imposed.

Section 5.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Target Companies own, in each case free from Encumbrances other than Permitted Encumbrances, or have a valid license to or other right to use, all of the Business IP; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights (which is addressed below in this Section 5.13). No action, claim, suit, arbitration or proceeding is, as of the date of this Agreement, pending or, to the Knowledge of the Seller, threatened that challenges the legality, validity, enforceability, use, or ownership of any material item of Business IP in any material respect. Except as listed on Schedule 5.13(a) of the Disclosure Letter, to the Knowledge of the Seller, all of the Target Companies’ material Registered Intellectual Property is valid and enforceable. No current and former employees of the Target Companies, or with respect to material Business IP no independent contractors of the Target Companies, have any ownership interest in or right to any Business IP or any Business IP owned by the Seller or any of the Target Companies that prevents the use of such Intellectual Property Rights in the business of the Target Companies. To the Knowledge of the Seller, as of the date of this Agreement, (i) no operations of any Target Company or any product manufactured or distributed by any Target Company, as conducted or manufactured during the past three (3) years has infringed, violated or misappropriated the Intellectual Property Rights of any Person in any material respect and (ii) no Person is infringing, violating or misappropriating any Owned IP. The representations and warranties set forth in this Section 5.13 are the sole and exclusive representations and warranties of the Seller with respect to infringement, misappropriation or other violation of Intellectual Property Rights. As of the date of this Agreement, except as set forth in Schedule 5.13(a) of the Disclosure Letter, there are no pending, or to the Knowledge of the Seller, threatened, actions, suits or proceedings against the Seller or the Target Companies alleging that the conduct of the business of the Target Companies infringes or otherwise misappropriates the Intellectual Property Rights of any third party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Schedule 5.13(b) of the Disclosure Letter contains a list, as of the date of this Agreement, of (i) all Registered Intellectual Property and (ii) certain Software owned by the Target Companies.

(c) The Target Companies have, during the past three (3) years, complied, and are presently in compliance, in all material respects, with all applicable Laws relating to data breach notification, data privacy, data security, and/or protection of personal information. As of the date of this Agreement, and except as would not be material to the Target Companies, taken as a whole, the business of the Target Companies has not experienced any incident in which personal information or other sensitive data was stolen or improperly accessed including any unauthorized access or breach of security with respect to personal information or other sensitive data.

(d) The computer systems, including the Software, hardware, networks and interfaces, (collectively, “Systems”) used in the conduct of the business of the Target Companies are sufficient for the needs of the business of the Target Companies as presently conducted as of the date of this Agreement, including as to capacity and ability to process current and anticipated peak volumes. In the twelve months prior to the date of this Agreement, there have been no bugs in, or failures, breakdowns, or continued substandard performance of any such Systems which has caused the substantial disruption or interruption in or to the use of such Systems by the Target Companies in a manner material to the Target Companies, taken as a whole. To the Knowledge of the Seller, the Target Companies have commercially reasonable disaster recovery plans, procedures and facilities with respect to the Systems used in the conduct of business of the Target Companies.

Section 5.14 Real Property. Schedule 5.14 of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material real property owned by the Target Companies (and the address of such real property) and the name of the applicable owner thereof. With respect to each such parcel of owned real property (a “Parcel”) listed on Schedule 5.14 of the Disclosure Letter:

(a) the entity owning such Parcel holds valid fee title to such Parcel free and clear of all Encumbrances other than Permitted Encumbrances;

(b) there are no subleases, licenses, concessions or other written agreements (including without limitation outstanding options or rights of first refusal) granting to any party the right of use or occupancy of any portion of any material Parcel or rights to purchase any material Parcel or any portion thereof or interest therein;

(c) there are no parties (other than the Target Companies) in possession of any Parcel, other than tenants under any leases who are in possession of space to which they are entitled;

(d) to the Knowledge of the Seller, each material structure on any Parcel is in sufficient repair and operating condition for the conduct of the business of the Target Companies in all material respects as currently conducted; and

(e) neither the Seller nor any Target Company has received written notice of any current or threatened condemnation, appropriation, eminent domain or similar proceedings relating to any portion of any Parcel, except as would not be material to the Target Companies, taken as a whole.

Section 5.15 Leased Property. Schedule 5.15 of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property used by the Target Companies pursuant to leases, subleases, licenses and/or any other types of occupancy agreements, that are material to the Target Companies, taken as a whole and as currently operated (any such lease, license or other occupancy agreement, individually, a “Real Property Lease”). The applicable Target Company has a valid and enforceable leasehold interest under each of the Real Property Leases, and, to the Knowledge of the Seller, no Target Company has received any written notice of any default or event, which, with notice or lapse of time, or both, would constitute a default by a Target Company under any of the Real Property Leases, except such defaults that are not material to the Target Companies, taken as a whole. Neither the Seller nor any Target Company has received written notice of any current or threatened condemnation, appropriation, eminent domain or similar proceedings relating to any portion of any real property that is material to the operations of the Target Companies, taken as a whole, pursuant to a Real Property Lease. The Seller has made available to the Purchaser true and complete copies, in all material respects, of the Real Property Leases as in effect as of the date of this Agreement, together with all material amendments, modifications or supplements, if any, thereto, including any transfers, assignments or subleases thereof to which a Target Company is a party.

Section 5.16 Personal Property. Each of the Target Companies (a) owns, leases or licenses from third parties all material tangible assets (excluding for the avoidance of doubt any real estate) required to conduct its and their respective businesses in all material respects as presently conducted, (b) has good and valid title to all such tangible assets owned by it or them, free and clear of all Encumbrances except for Permitted Encumbrances, and (c) upon consummation of the Proposed Transaction, assuming the accuracy of the Purchaser’s representations set forth in Article VI, will be entitled to continue to use all such tangible assets which are currently employed by it or them in the conduct of their respective businesses in all material respects as presently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such tangible assets, taken as a whole, are in good working condition, ordinary wear and tear excepted.

Section 5.17 Employment Matters. Schedule 5.17 of the Disclosure Letter lists, as of the date of this Agreement, all of the following:

(a) all employees, consultants, officers, secondees and directors of any Target Company with an annual base salary or base consultancy fee per annum in excess of €500,000 or equivalent local currency;

(b) particulars of any person who has accepted an offer of employment made by the Target Company (with an annual base salary or base consultancy fee per annum in excess of €500,000 or equivalent local currency) but whose employment has not yet started and of any outstanding offer made by the Target Company to any person whose annual base salary or base consultancy fee per annum would exceed €500,000 (or equivalent local currency); and

(c) any material (i) share incentive scheme, (ii) share option scheme or profit sharing, (iii) bonus, (iv) severance or redundancy scheme or (v) other incentive scheme applicable to any of the current or former directors or employees of any Target Company under which any Target Company has an obligation.

Section 5.18 Labor Matters.

(a) To the Knowledge of the Seller, as of the date of this Agreement, no Target Company is involved in any labor or trade disputes that involves a claim in excess of €1,000,000 with any trade union, association of trade unions, works council, European works council or body representing the employees of any Target Company or any material number or category of its employees, and to the Knowledge of the Seller, no such dispute is pending or threatened. Each collective bargaining agreement or recognition agreement with any labor union, works council or any other similar organization or employee representative forum have been listed in the Disclosure Letter other than collective labor agreements which are applicable industry-wide.

(b) No member of the Senior Management Team has given, or has been given, notice of termination of his employment. The consummation of the Proposed Transactions will not entitle any member of the Senior Management Team to any payment or benefit, or to the acceleration of any payment or benefit, pursuant to any contract of employment between such member of the Senior Management Team and one or more of the Target Companies. To the Knowledge of the Seller, no member of the Senior Management Team has within a period of five years before the date of this Agreement been found guilty, been formally cautioned or otherwise been formally charged in respect of any criminal proceedings relating to the business of the relevant Target Company.

(c) No Target Company has made any loan or advance, or provided any financial assistance, in each case in an amount in excess of €150,000 to any employee or past or prospective employee of the relevant Target Company, which is outstanding.

Section 5.19 Benefits Plans.

(a) With the exception of any benefit arrangements operated by Governmental Authorities to which the Target Companies are required to contribute under public laws, statutes or regulations, Schedule 5.19(a) of the Disclosure Letter sets forth a list, as of the date of this Agreement, of any material benefit arrangements maintained by the Target Companies including any deferred compensation agreements, executive compensation plans, bonus plans, profit-sharing plans, pension plans, severance pay, redundancy or retirement plans, share option plans, employee share purchase plans, private life insurance plans or hospitalization insurance plans (the “Benefit Plans”).

(b) The Benefit Plans have been operated in all material respects in compliance with their terms and with all applicable Laws. There are no actions (other than routine claims for benefits) pending or, to the Knowledge of the Seller, threatened against any Target Company or any Benefit Plan or its assets, or arising out of any of the Benefit Plans which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Benefit Plan is under audit or investigation by a Governmental Authority and, to the Knowledge of the Seller, no such audit or investigation is threatened.

(c) All contributions and premiums due from any Target Company with respect to any Benefit Plan have been timely made in all material respects. All material reports, returns and similar documents required to be filed on behalf of any Benefit Plan with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed in all material respects.

(d) Each Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

Section 5.20 Taxes.

(a) Each of the Target Companies has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. No Target Company is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business consistent with past practice. All material Taxes due and owing by each Target Company (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, each Target Company has made an adequate provision for such Taxes in that Target Company’s financial statements (in accordance with the applicable Accounting Principles).

(b) Each Target Company has withheld and paid each material Tax required to have been withheld and paid (in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) There are no Encumbrances for material Taxes upon the assets of any Target Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with applicable Accounting Principles has been made in the Company’s Financial Statements.

(d) Except as set forth in Schedule 5.20(d) of the Disclosure Letter, no deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any Tax Authority against any Target Company remains unpaid unless being contested in good faith by appropriate proceedings. There are no waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of any Target Company. Except as set forth in Schedule 5.20(d) of the Disclosure Letter, there are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of (or owed by) any Target Company.

(e) No claim (which remains unresolved) has been made in writing by any Tax Authority in a jurisdiction where any Target Company does not file Tax Returns that such Target Company is subject to Tax in that jurisdiction.

(f) No Target Company has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Each Target Company has in its possession or control such records, invoices and other information in relation to Tax as is required by applicable Law.

(h) No Target Company has (i) at any time in the last three years been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated Tax Return (other than a group of which it is a current member), (ii) at any time in the last three years been a party to any Tax sharing, indemnification or allocation agreement, including any arrangement to surrender or transfer, or provide consideration for the surrender or transfer, of any Tax reliefs (other than with another member of a group of which that Target Company is a current member and other than contracts entered into in the Ordinary Course of Business, the principal subject matter of which is not Taxes), or (iii) any statutory Liability, or other Liability arising by operation of Law, for Taxes primarily payable by another Person (other than another Target Company) or primarily attributable to the income, profits, gains, assets or activities of another Person.

(i) To the Knowledge of the Seller, each Target Company is in compliance in all material respects with all applicable transfer pricing laws.

(j) No Target Company is a “United States person” within the meaning of the US Tax Code.

(k) The representations and warranties set forth in this Section 5.20 are the sole and exclusive representations and warranties of the Seller with respect to Tax matters.

Section 5.21 Brokers and Finders. No Target Company has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Proposed Transaction.

Section 5.22 Environmental Matters.

(a) Except as would not be material to the Target Companies, taken as a whole, (i) the Target Companies have obtained each Authorization required by Environmental Laws for their respective businesses as currently conducted, (ii) the Target Companies have complied in all material respects with the terms and conditions on which any Authorization required by Environmental Laws has been given to it and (iii) the Target Companies have complied in all material respects with any notification or claim made within the three (3) years ending on the date of this Agreement by any relevant Governmental Authority in respect of any breach of Environmental Laws.

(b) To the Knowledge of the Seller, the Target Companies are not under investigation or inquiry by any Governmental Authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any Authorization required by Environmental Law.

(c) The representations and warranties set forth in this Section 5.22 are the sole and exclusive representations and warranties of the Seller with respect to environmental matters.

Section 5.23 Suppliers and Customers. Schedule 5.23 of the Disclosure Letter sets forth a list, as of the date of this Agreement, of (i) the ten (10) largest suppliers (by dollar amount) to the Target Companies, taken as a whole, since January 1, 2014 (each a “Major Supplier”) and (ii) the ten (10) customers with the highest dollar amount of purchases or services from the Target Companies, taken as a whole, between January 1, 2014 and December 31, 2014 (each a “Major Customer”). No Major Supplier or Major Customer has since January 1, 2014 materially decreased or limited, or to the Knowledge of the Seller, threatened to materially decrease or limit, its provision or receipt of services to or from any of the Target Companies. No termination, cancellation or material limitation of, or any material modification or change in, the business relationships (including product pricing and payment terms) of any Target Company has occurred or, to the Knowledge of the Seller, is threatened with any Major Supplier or Major Customer.

Section 5.24 Related Party Transactions. Except (x) for the Benefit Plans and employment relationships entered into and compensation paid in the Ordinary Course of Business or (y) as listed on Schedule 5.24 of the Disclosure Letter, as of the date of this Agreement, none of the Seller, any Affiliate of the Seller (other than any Target Company) or any officer, director or other management employees of any Target Company (each, a “Related Party”) (a) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of, consultant to or contractor for any Person that does business with, or has any contractual arrangement with, any Target Company (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded and with respect to intercompany arrangements between any of the Target Companies) or (b) is a party to an agreement with a Target Company.

Section 5.25 FCPA Matters.

(a) To the Knowledge of the Seller, since January 1, 2012, no Target Company (including any of their respective officers, directors, agents or employees) has, directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Target Companies in any jurisdiction other than the United States including the United Kingdom Bribery Act 2010 (in each case, as in effect at the time of such action) (collectively, the “FCPA”) or, in violation of the FCPA (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(b) To the Knowledge of the Seller, since January 1, 2012, the operations of each Target Company are, and have been, conducted in compliance with all anti-money laundering laws, rules and regulations to which the relevant Target Company is subject (collectively “Money Laundering Laws”) and no investigation, action, suit or proceeding before any Governmental Authority involving any Target Company with respect to Money Laundering Laws is pending, and so far as the Seller is aware, no such actions, suits or proceedings are threatened.

Section 5.26 Import/Export Compliance.

(a) Import Compliance. To the Knowledge of the Seller, the business of the Target Companies has been in the past five (5) years in compliance with all applicable import and customs Laws, including, but not limited to, the laws and regulations administered by the customs authorities of the member states of the European Union and agencies of the European Commission (“EU Customs”), except for such instances of non-compliance which would not be material to the Target Companies, taken as a whole. Except as would not be material to the Target Companies, taken as a whole, neither the Seller, the Target Companies, nor any products that are imported in connection with the business of the Target Companies, have been in the five (5) years preceding the date of this Agreement, subject to any penalties (civil, administrative or criminal), claims for liquidated damages, or notices of redelivery issued by EU Customs, or to any detentions, seizures or forfeitures by EU Customs, and neither the Seller, nor the Target Companies have made any prior disclosures to EU Customs of any violation of import or customs laws during such period. To the Knowledge of the Seller, the Target Companies have not been at any time in the past five (5) years, and are not currently, subject to any investigation or enforcement action by EU Customs. Except as would not be material to the Target Companies, taken as a whole, all import duties, taxes due at import, fees and other charges owed to EU Customs in connection with the business of the Target Companies have been paid, and none of the products imported in connection with the business of the Target Companies are subject to any antidumping or anti-subsidy duty, countervailing duty or other penalty.

(b) Export Compliance. To the Knowledge of the Seller, the Target Companies are, and have been during the past five (5) years, in compliance with the applicable provisions of the European Union and the export, customs and trade Laws and regulations of the member states of the European Union, including but not limited to Regulation (EC) 2913/92, Regulation (EC) no. 428/2009, the European Union economic sanctions regulations as administered by European Union agencies or agencies of the member states of the European Union, as amended, and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under regulations, orders, and decrees of European Union agencies or agencies of the European Union member states, and the export Laws of the other countries where it conducts business, except for such instances of non-compliance which would not be material to the Target Companies, taken as a whole. Neither the Company nor any of the Target Companies has received in the past five (5) years any written notice from any Governmental Authority alleging noncompliance with respect to any applicable export, customs or trade Laws.

(c) Sanctions.

(i) No Target Company nor any of its directors, officers, employees, agents, affiliates or representatives is a Person that is or is owned or controlled by a Person that is:

(1) to the Knowledge of the Seller, included on a list of sanctioned persons or entities designated pursuant to sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the European Union, the United Kingdom or any other European Economic Area member state or other relevant sanctions authority (collectively, “Sanctions”), or

(2) located, organized or resident in a country or territory that is itself subject to comprehensive Sanctions (including without limitation, Cuba, Iran, Sudan and Syria).

(ii) To the Knowledge of the Seller, no Target Company has engaged in or is now engaged in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was included on a list of sanctioned persons or entities designated pursuant to Sanctions or organized or resident in a country or territory that is itself subject to comprehensive Sanctions (including without limitation, Cuba, Iran, Sudan and Syria).

(iii) To the Knowledge of the Seller, no Target Company is lending or has lent, is contributing or has contributed or otherwise is making or has made available any monies to fund any activities of any business with any Person that, at the time of such funding, is or was included on a list of sanctioned persons or entities designated pursuant to Sanctions, or is or was organized or resident in a country or territory that is itself subject to comprehensive Sanctions (including without limitation, Cuba, Iran, Sudan and Syria).

Section 5.27 Food Safety Compliance.

(a) The Target Companies have in place a Hazard Analysis and Critical Control Point (“HACCP”) system which controls all operations undertaken by them, together with documented quality control management systems. The Target Companies are in material compliance with all applicable Food Safety Laws governing HACCP.

(b) To the Knowledge of the Seller, the Target Companies have in place systems designed to trace or recall those products which are not in material compliance with all applicable Food Safety Laws.

(c) To the Knowledge of the Seller, the Target Companies have in place systems designed to identify and control the use of seasonings containing allergenic materials.

(d) All final products produced by the Target Companies are subject to metal detection using equipment fitted with an alarmed machine rejection mechanism.

(e) To the Knowledge of the Seller, testing of the final products produced by the Target Companies is carried out using a rolling program for microbiological contaminants using accredited testing laboratories.

(f) To the Knowledge of the Seller, the Target Companies have in place systems designed to ensure that they are kept informed of legislation, scientific and technical development and industry codes of practice, in each case, in relation to food safety, and they have at all times complied with them.

(g) The Target Companies are, and since January 1, 2012 have been, in compliance in all material respects with all applicable Food Safety Laws and to the Knowledge of the Seller, there are no facts or circumstances which would constitute a breach of any applicable Food Safety Laws by the Target Companies.

Section 5.28 Investment Intent; Risk; Ownership of Nomad Ordinary Shares.

(a) The Seller is acquiring the New Nomad Ordinary Shares for its own account, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the New Nomad Ordinary Shares in violation of the United States federal Securities Laws.

(b) The Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) The Seller understands that the New Nomad Ordinary Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. The Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States state Securities Laws or pursuant to an applicable exemption therefrom.

(d) The Seller is an informed and sophisticated participant in the transactions contemplated hereby and has sufficient knowledge and experience to evaluate the technical, commercial, financial, legal and other risks associated with the acquisition by the Seller of the New Nomad Ordinary Shares on the terms hereunder. The Seller understands that the acquisition of the New Nomad Ordinary Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. The Seller can bear the economic risk of its investment (which may be for an indefinite period).

Section 5.29 Information in the Prospectus. The information supplied or to be supplied by the Company relating to the Target Companies and their respective stockholders, members, control Persons and Representatives for inclusion in the Prospectus or any supplements thereto shall not at (a) the time the information is provided or (b) the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.30 No Further Representations. Notwithstanding anything contained in this Article V or any other provision of this Agreement, it is the explicit intent of each party hereto that the Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article V, and in entering into this Agreement and acquiring the Shares from the Seller, the Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty made by or on behalf of the Seller or its Affiliates, including, but not limited to, those which may be contained in any confidential information memorandum or similar materials containing information regarding the Target Companies or any of their businesses or in any materials made available to the Purchaser during the course of its due diligence investigation of the Target Companies, other than those representations and warranties set forth in this Article V.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the Purchaser Disclosure Letter, (ii) the IPO Prospectus or (iii) any announcement made by or on behalf of the Purchaser to a regulatory information service since the date of publication of the IPO Prospectus, in each case, other than any forward-looking disclosures, risk factors, cautionary statements or similar disclosures therein, the Purchaser represents and warrants to the Seller, as follows:

Section 6.1 Authority; Enforceability.

(a) The Purchaser has the requisite organizational power and authority to execute and deliver this Agreement and the Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the Proposed Transaction. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which the Purchaser is a party and the consummation of the Proposed Transaction has been duly and validly authorized by all necessary corporate action on the part of the Purchaser and such authorization has not been subsequently modified or rescinded.

(b) This Agreement has been, and upon their execution and delivery the Transaction Documents shall have been, duly executed and delivered by the Purchaser and constitutes, and upon their execution the Transaction Documents shall constitute, assuming due authorization, execution and delivery of this Agreement and the applicable Transaction Documents by the Seller, a valid and binding legal obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ right and remedies generally.

Section 6.2 Non-contravention; Consents.

(a) The execution and delivery of this Agreement and the Transaction Documents by the Purchaser does not, and the performance of this Agreement and the Transaction Documents by the Purchaser will not, require any consent, approval or Authorization of, or filing with, or notification to, any Governmental Authority, except (i) under any applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, materially impair or delay either the Purchaser from consummating the Proposed Transaction and (iii) as may be required by the FSMA, the Listing Rules, the Prospectus Rules, the Disclosure and Transparency Rules or in connection with Admission.

(b) The execution and delivery of this Agreement and the Transaction Documents by the Purchaser does not, and consummation of the Proposed Transaction will not, (i) conflict with or violate any provision of the Governing Documents of the Purchaser, (ii) assuming all filings and notifications under any applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Authorizations held by the Purchaser or any applicable Laws or Governmental Orders applicable to the Purchaser or (iii) result in a breach of, constitute a default under (or create an event which, with or without notice or lapse of time or both, would constitute a default under), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any agreement or contract to which the Purchaser is a party, except, in the case of (ii) or (iii), as would not, individually or in the aggregate, materially impair or delay the Purchaser from consummating the Proposed Transaction.

Section 6.3 Organization. The Purchaser is a corporation, duly incorporated and validly existing under the Laws of its jurisdiction of incorporation.

Section 6.4 Litigation. As of the date of this Agreement, there is no litigation, arbitration, or administrative proceeding pending, or to the Knowledge of the Purchaser, threatened in writing, against the Purchaser that seeks to, and the Purchaser is not subject to any judgments, decrees, injunctions or orders of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to enjoin, rescind or materially delay the ability of the Purchaser to effect the Closing or otherwise prevent the Purchaser from performing in all material respects its obligations hereunder.

Section 6.5 Capitalization.

(a) The maximum number of shares the Purchaser is authorized to issue consists of an unlimited number of Nomad Ordinary Shares and an unlimited number of Nomad Founder Preferred Shares. The issued and outstanding shares of the Purchaser consists of 48,525,000 Nomad Ordinary Shares (the “Nomad Issued Shares”). As of the Closing of the transactions contemplated by the Agreement, after taking into account the issuance of the Aggregate Stock Consideration and the Nomad Ordinary Shares issuable pursuant to the Equity Financing Agreements, there will be approximately 151,562,132 Nomad Ordinary Shares issued and outstanding. The Nomad Ordinary Shares issuable pursuant to the Equity Financing Agreements shall be issued at $10.50 per share. All of the Nomad Issued Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights (except as set forth in the Governing Documents of the Purchaser). As of the date hereof, there are 50,025,000 Nomad Warrants issued and outstanding exercisable for up to 16,675,000 Nomad Ordinary Shares. True, complete and correct copies of all warrant agreements evidencing the Nomad Warrants have been made available to the Seller. As of the date of this Agreement, there are no other authorized or outstanding equity interests of the Purchaser, and there are no other authorized and outstanding equity interests of the Purchaser convertible into or exchangeable for any other equity interests of the Purchaser. There are no stockholder agreements, voting trusts or proxies or other agreements or understandings in effect with respect to the voting of the Nomad Ordinary Shares, in each case, to which the Purchaser or any of its Subsidiaries is a party.

(b) There are no bonds, debentures, notes or other Indebtedness of the Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Nomad Ordinary Shares or Nomad Founder Preferred Shares, as applicable, may vote (“Purchaser Voting Debt”).

(c) Except for the Equity Financing, the Nomad Warrants and as described on Schedule 6.5(c) of the Purchaser Disclosure Letter, and except for any obligations pursuant to this Agreement or any other Transaction Documents, there are no securities (including convertible and/or exchangeable securities), options warrants, calls, rights, commitments, agreements, arrangements, contracts or undertakings of any kind to which Purchaser is a party or by which it is bound (i) obligating Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause to be repurchased, redeemed or otherwise acquired, any Nomad Ordinary Shares, Nomad Founder Preferred Shares or Purchaser Voting Debt, or any security convertible or exchangeable for any Purchaser Voting Debt or equity securities of the Purchaser, (ii) obligating any such party to issue, grant, extend or enter into, as applicable, any such security, option, warrant, call, right, commitment, agreement, arrangement, contract or undertaking or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of Nomad Ordinary Shares or Nomad Founder Preferred Shares and the Purchaser has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of any such party or the value of any Nomad Ordinary Shares or Nomad Founder Preferred Shares.

(d) To the Knowledge of the Purchaser, each of the Warrant Exercise Commitments, is in full force and effect and is a valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The terms of the Proposed Transaction set forth in this Agreement and the other Transaction Documents are not materially different than the terms disclosed to the Warrant Exercise Commitment Parties by the Purchaser.

(e) As of the date hereof, the Purchaser has received commitments from (i) each of the Persons set forth on Schedule 6.5(e)(i) of the Purchaser Disclosure Letter (“Warrant Exercise Commitment Parties”) to exercise all Nomad Warrants held by it prior to the consummation of the Transaction (“Warrant Exercise Commitments”) and (ii) each of the Persons set forth on Schedule 6.5(e)(ii) of the Purchaser Disclosure Letter (“Warrant Amendment Commitment Parties”) to consent to the amendment of the Nomad Warrants as described in Section 7.24 hereof (“Warrant Amendment Commitments”).

Section 6.6 Financial Capacity; Equity Financing Agreements. The Purchaser has delivered to the Seller true and complete copies of (i) the executed Equity Financing Agreements, pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Founders and the Equity Co-Investors have agreed to invest the cash amount set forth therein (the “Equity Financing”) and (ii) the executed Debt Commitment Letter from Barclay Bank plc, Credit Suisse AG, London Branch and UBS Limited to provide debt financing in the aggregate amount set forth therein and subject to the terms and conditions set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). Except as permitted in accordance with the terms of this Agreement, as of the date of this Agreement, neither the Equity Financing Agreements nor the Debt Commitment Letter has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in such letter has not been withdrawn or rescinded in any respect. The Purchaser has fully paid any and all commitment fees or other fees in connection with the Financing that are payable on or prior to the date of this Agreement and, as of the date of this Agreement, each of the Equity Financing Agreements and Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligations of the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. There are no conditions precedent or other contingencies related to the funding of the full amount (or a portion) of the Financing, other than as set forth in or expressly contemplated by either the Equity Financing Agreements or the Debt Commitment Letter, as applicable. Assuming the Financing is funded in accordance with the Equity Financing Agreements and the Debt Commitment Letter, and performance by the Seller of its obligations under this Agreement, the net proceeds contemplated by the Equity Financing Agreements and the Debt Commitment Letter, together with the Purchaser’s cash on hand and the amount of the Aggregate Stock Consideration, will, in the aggregate, be sufficient for the Purchaser and the Company to pay all of the amounts required to be provided by the Purchaser for the consummation of the Proposed

Transaction, including any amounts payable in connection with the adjustments contemplated by Section 4.4, and pay all related fees and expenses required to be paid as of the date of the consummation of such transaction, including the funds to be provided by (or on behalf of) the Purchaser to the Company to enable the Company to fund the repayment of the Loan Notes and the Specified Indebtedness, if applicable, and the satisfaction of amounts payable in respect of the Transaction Expenses. As of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements relating to either of the Equity Financing Agreements or the Debt Commitment Letter that could affect the availability of the Financing contemplated by either of the Equity Financing Agreements or the Debt Commitment Letter. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article V to the extent necessary to satisfy the condition in Section 8.2(a) and performance by the Seller of its obligations under this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Purchaser under the Equity Financing Agreements or the Debt Commitment Letter and (ii) the Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Purchaser on the date of the Closing.

Section 6.7 No Vote Required. No vote of the holders of any class or series of capital stock of the Purchaser is necessary to approve this Agreement or to consummate the Proposed Transaction.

Section 6.8 Solvency. The Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any other Target Company. Immediately following the Closing after giving effect to the transactions contemplated under this Agreement and the Transaction Documents, the Purchaser will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Liabilities, including, contingent Liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable Liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred, and does not intend to incur, debts or Liabilities beyond such Person’s ability to pay such debts and Liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent Liabilities at any time shall be computed under this Section 6.8 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

Section 6.9 Representations by the Purchaser as to the Aggregate Stock Consideration.

(a) Upon consummation of the Proposed Transaction and the issuance of the Aggregate Stock Consideration in connection therewith, the New Nomad Ordinary Shares representing the Aggregate Stock Consideration will be duly authorized by all necessary corporate action on the part of the Purchaser, validly issued, fully paid and non-assessable, free and clear of all Encumbrances, other than restrictions on transfer provided for by applicable federal and state securities laws and Encumbrances imposed by the Registration Rights Agreement.

(b) Assuming the accuracy of the representations and warranties of the Seller set forth in Article V, the New Nomad Ordinary Shares representing the Aggregate Stock Consideration issued pursuant to the terms of this Agreement will be issued in accordance with all applicable Securities Laws.

Section 6.10 Registration Rights. As of the date this Agreement, other than as set forth on Schedule 6.10 of the Purchaser Disclosure Letter or pursuant to the Registration Rights Agreement, no Person has the right, contractual or otherwise, to cause the Purchaser to register under the Securities Act any Nomad Ordinary Shares or any other capital stock of the Purchaser, or to include any such shares in any registration statement of the Purchaser. True and complete copies of the agreements set forth on Schedule 6.10 of the Purchaser Disclosure Letter have been made available to the Seller.

Section 6.11 Investigation. The Purchaser hereby acknowledges and agrees that the Seller does not make any representations or warranties to the Purchaser, express or implied, other than those representations set forth in Article V.

Section 6.12 Disclaimer Regarding Projections. In connection with the Purchaser’s investigation of the Target Companies, the Purchaser has received from the Seller and its Affiliates and their respective Representatives and agents certain projections and other forecasts, including, without limitation, projected financial statements, cash flow items, certain business plan information and other data related to the Target Companies. The Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (b) the Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (c) the Purchaser shall have no claim against anyone with respect to any of the foregoing.

Section 6.13 Prospectus.

(a) The Prospectus and any supplement thereto will not as of its respective date, or the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made herein with respect to any information supplied or to be supplied by the Seller or the Company for inclusion in the Prospectus or such supplement.

(b) The Prospectus when published will contain, all particulars and information required by, and will comply with, as appropriate, the BVI Companies Act, FSMA, the Listing Rules, the Prospectus Rules, the Disclosure and Transparency Rules, the Admission and Disclosure Standards and all other applicable Laws and regulations, and will contain the information necessary to enable investors to make an informed assessment of the matters specified in Section 87A(2) of FSMA in relation to Nomad and the rights attached to the Nomad Ordinary Shares.

Section 6.14 FCA Reports and Financial Statements.

(a) The Purchaser has filed all forms, reports, schedules, statements and other documents required to be filed by the Purchaser with the FCA pursuant to the Listing Rules and the Disclosure and Transparency Rules since the date the Nomad Ordinary Shares were admitted to the Official List and began trading on the London Stock Exchange’s market for listed securities (collectively, the “Purchaser FCA Reports”). The Purchaser FCA Reports (i) were and, in the case of Purchaser FCA Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the FCA, FSMA, the Listing Rules and the Disclosure and Transparency Rules and (ii) did not at the time they were filed, and in the case of such forms, reports and documents filed by the Purchaser with the FCA after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser FCA Reports or necessary in order to make the statements in such Purchaser FCA Reports, in light of the circumstances under which they were and will be made, not misleading. To the Knowledge of the Purchaser, as of the date hereof, none of the Purchaser FCA Reports is the subject of ongoing review or outstanding investigation by the FCA.

(b) The Purchaser is in compliance with the Listing Rules and the Disclosure and Transparency Rules.

Section 6.15 Special Purpose Acquisition Company. The Purchaser was formed to undertake an acquisition of a target company or business. Except as listed on Schedule 6.15 of the Purchaser Disclosure Letter, the Purchaser has no, and since its inception has not had any (a) contracts, liabilities, debts or other obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise, and including entering any binding or non-binding letter of intent or similar arrangement with any other Person) except those incurred in connection with this Agreement and the other Transaction Documents to which it is a party or (b) operations or principal activities. The Purchaser does not have any Subsidiaries. As of the date of this Agreement, the Purchaser has no assets other than as set forth in the Purchaser FCA Reports or as expressly contemplated this Agreement.

Section 6.16 Affiliate Transactions. Except as listed on Schedule 6.16 of the Purchaser Disclosure Letter, since the date of formation of the Purchaser, none of the Purchaser, any Affiliate of the Purchaser or any officer, director or other management employees of the Purchaser (a) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of, consultant to or contractor for any Person that does business with, or has any contractual arrangement with, Purchaser (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded and with respect to intercompany arrangements between any of the Purchaser) or (b) is a party to an agreement with the Purchaser (such agreement an “Affiliate Agreement”).

Section 6.17 Taxes. The Purchaser is not and has never been incorporated or resident for Tax purposes in any country other than the British Virgin Islands and does not have, and has never had, a permanent establishment outside the British Virgin Islands.

Section 6.18 Brokers and Finders. Neither the Purchaser nor any of the Purchaser’s Subsidiaries has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the Proposed Transaction for which the Seller is or could become liable.

Section 6.19 No Further Representations. Notwithstanding anything contained in this Article VI or any other provision of this Agreement, it is the explicit intent of each party hereto that the Purchaser is not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article VI, and in entering into this Agreement and distributing the New Nomad Ordinary Shares representing the Aggregate Stock Consideration to the Seller, the Seller expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any confidential information memorandum or similar materials containing information regarding the Purchaser or its businesses or in any materials made available to the Seller during the course of its due diligence investigation of the Purchaser, other than those representations and warranties set forth in this Article VI.

Article VII

COVENANTS

Section 7.1 Conduct of the Business of the Target Companies. From the date of this Agreement until the Closing Date, except as (i) otherwise contemplated by this Agreement, (ii) as required by applicable Law, (iii) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) set forth on Schedule 7.1 of the Disclosure Letter, the Seller shall cause the Target Companies to (A) operate their respective businesses in the ordinary course of business, consistent with past practices and procedures (“Ordinary Course of Business”) and (B) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(a) sell, transfer, lease, sublease or otherwise dispose of any properties or assets (including intangible assets and equity interests) other than immaterial assets or properties in the Ordinary Course of Business;

(b) (A) commence any claim other than in the Ordinary Course of Business or (B) compromise, settle or grant any release of any claim relating to any pending litigation or arbitration where the amount involved exceeds €4,500,000 or involves a material restriction upon the operations of any Target Company;

(c) (A) amend or otherwise modify (including by entering into a new Material Contract with such party or otherwise) any of its Material Contracts other than in the Ordinary Course of Business or as would not be materially less favorable than the existing Material Contract, (B) terminate (other than allowing expiration according to its scheduled term, including by failing to renew) any Material Contract, (C) other than in the Ordinary Course of Business, enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract or (D) enter into any agreement with a Related Party;

(d) amend any of the Governing Documents of any Target Company in a manner adverse to the Purchaser in any material respect;

(e) grant to any employee any material increase in compensation or benefits, except (A) for normal salary increases following performance reviews and payment of any performance-based incentives upon the achievement of performance goals with respect to plans in effect immediately prior to the date of this Agreement, (B) in connection with any newly hired employees and in connection with any promotions, (C) as may be required under existing Benefit Plans, (D) as may be required by applicable Law or contemplated by this Agreement, (E) as may be required by any employment agreement in effect as of the date of this Agreement, (F) as may be required by any collective bargaining agreement, national collective bargaining agreement or similar arrangement with a union, trade union or works council set forth in Schedule 5.18 of the Disclosure Letter, (G) for increases in base salaries that are determined by management of the Company in relation to market benchmarks, and which are, in the judgment of management, reasonably necessary for the Target Company to retain key employees or (H) for transaction or retention bonus arrangements so long as any payments thereunder are treated as Transaction Expenses;

(f) other than in the Ordinary Course of Business, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock or any other equity of any Target Company, or declare or pay any dividend or make any other distribution in respect of any Target Company, other than dividends paid by any Target Company to the Company or any other Target Company;

(g) increase or reduce their respective share capital, or allot and issue, grant or sell any stock, other equity interests, options, rights or warrants in any Target Company;

(h) adjust, split, combine or reclassify any capital stock or other equity of any Target Company;

(i) purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, asset transfers, or purchase of any assets, in any Person (other than another Target Company), or otherwise acquire direct or indirect control over any Person (other than another Target Company);

(j) other than in the Ordinary Course of Business, permit any of the Target Companies’ assets or equity interests to become subjected to any material Encumbrance other than (x) those Encumbrances existing prior to the date of this Agreement which would be removed at or prior to Closing or (y) Permitted Encumbrances;

(k) change or amend any material Tax elections or Tax Returns filed on or prior to the date of this Agreement, except in each case, in the Ordinary Course of Business or as required by applicable Law;

(l) make any material change to any Tax or accounting method or system of internal accounting control, except as may be appropriate to conform to changes in IFRS, Tax Laws or regulatory accounting requirements or settle or compromise any Tax liability for an amount in excess of €3,500,000;

(m) incur, assume or guarantee any Indebtedness, except for borrowings under the Company’s existing credit facilities in the Ordinary Course of Business;

(n) authorize or commit to making any new capital expenditures not contemplated under the capital expenditures budget for fiscal year 2015 previously provided to the Purchaser;

(o) subject any Target Company to any bankruptcy, receivership, insolvency or similar proceeding;

(p) other than in the Ordinary Course of Business or as otherwise permitted in accordance with any other subsection of this Section 7.1, make any loans, advances or capital contributions to, or investments in, any Person; or

(q) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 7.2 Further Assurances.

(a) Each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, and execute and deliver, or shall cause to be executed and delivered, such documents and other instruments as may be reasonably requested by another party hereto that is required, to consummate the Proposed Transaction.

(b) Following the Closing, at the written request of the Purchaser, the Seller shall (and shall use commercially reasonable efforts to procure that any other necessary parties will), as soon as practicable following the Seller’s receipt of the Purchaser’s written request, execute such documents, and take such other actions as may be reasonably required in connection with the assuring to or vesting in the Purchaser (including its nominee or nominees) the legal and/or beneficial ownership of the Shares.

Section 7.3 Filings; Reasonable Cooperation.

(a) Each of the Seller and the Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable antitrust Laws and regulations to consummate and make effective the Proposed Transaction, which actions shall include furnishing all information and documents required by applicable Law in connection with approvals of or filings with any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust Laws (“Governmental Antitrust Authority”), including (i) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this

Agreement and (ii) using commercially reasonable efforts to obtain as promptly as practicable the termination of any waiting period under any applicable antitrust laws (as listed on Schedule 8.1(a) of the Disclosure Letter). Notwithstanding anything to the contrary contained in this Agreement, each of the Seller and the Purchaser agree that no later than the fifteenth (15th) Business Day following the date of this Agreement, any required notification forms will be filed with the appropriate Governmental Antitrust Authority set forth on Schedule 7.3(a) of the Disclosure Letter in accordance with local merger control Laws.

(b) In connection with, and without limiting, the efforts referenced in Section 7.3(a), each of the Seller and the Purchaser shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any antitrust merger control Laws and (ii) permit the other party to review any filing or submission prior to forwarding to any Governmental Antitrust Authority and accept any reasonable comments made by that other party. The Seller and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Antitrust Authorities or, in connection with any proceeding by a private party, any other Person, and shall comply as promptly as practicable with any such inquiry or request. Each of the Seller and the Purchaser agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority or, in connection with any proceeding by a private party, any other Person, in connection with the Proposed Transaction, unless it consults with the respective other party in advance and, to the extent not prohibited by such Governmental Authority, gives the respective other party the opportunity to attend and participate. The Purchaser shall be responsible for the payment of all filing fees or other disbursements to the applicable Governmental Authorities in connection with obtaining any approvals or making the notifications or filings required for the purposes of satisfying the conditions set forth in Article VIII (including, without limitation, document translation fees or third party expert fees but not including the costs of each party’s own legal advisors).

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Antitrust Authority or private party challenging the Proposed Transaction, each of the Seller and the Purchaser shall cooperate in all respects with each other and use its respective commercially reasonable efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Proposed Transaction; provided, however, that no party shall make any offer, acceptance or counter-offer to, or otherwise engage in discussions with, any Governmental Antitrust Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested or agreed to by the other parties, which agreement shall not be unreasonably withheld, delayed or conditioned. Each party shall use its commercially reasonable efforts to provide full and effective support to the other parties in all material respects in all such negotiations and discussions to the extent reasonably requested by any such other party.

Section 7.4 Solicitation. The Seller agrees that following the date of this Agreement, neither the Seller, nor any of the Target Companies, nor any of their respective directors, officers, Affiliates or Representatives will directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept, or furnish to any other Person any information with respect to, any other proposals from any Person relating to any acquisition or purchase of all or any of the capital stock of any of the Target Companies or all or a material portion of the assets of any Target Company (other than the sale of inventory in the Ordinary Course of Business). The Seller shall, and shall cause the Target Companies to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing.

Section 7.5 Confidentiality. The parties hereto acknowledge and agree that following the date of this Agreement, regardless of whether this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.6 Notice of Developments.

(a) During the period commencing on the date of this Agreement and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Seller shall give the Purchaser prompt written notice of any material development that would make the satisfaction of any of the conditions set forth in Section 8.1 or Section 8.2 on the Closing Date impossible or reasonably unlikely; provided, that, the failure of the Seller to comply with this Section 7.6(a) shall not be given any effect for purposes of determining whether the conditions set forth in Section 8.1 or Section 8.2 have been satisfied or subjecting the Seller to liability for breach following termination of this Agreement.

(b) During the period commencing on the date of this Agreement and terminating upon the earlier to occur of the Closing or the termination of this Agreement, the Purchaser shall give prompt written notice to the Seller of any material development that would (i) make the satisfaction of any of the conditions set forth in Section 8.1 or Section 8.3 on the Closing Date impossible or reasonably unlikely or (ii) be reasonably expected to result in a breach of the Equity Financing Agreements or would otherwise be reasonably expected to delay or prevent the consummation of the Proposed Transaction; provided, that, the failure of the Purchaser to comply with this Section 7.6(b) shall not be given any effect for purposes of determining whether the conditions set forth in Section 8.1 or Section 8.3 have been satisfied or subjecting the Purchaser to liability for breach following termination of this Agreement.

Section 7.7 Employees and Employee Benefits.

(a) From the Closing until June 30, 2016 (the “Transition Period”), the Purchaser or an Affiliate shall provide to those employees of the Target Companies as of immediately prior to the Closing who continue as employees of the Purchaser or its Affiliates after the Closing Date (the “Continuing Employees”) compensation and benefits and terms and conditions of employment that are, in the aggregate, no less favorable to those such Continuing Employees were receiving under Target Companies’ Benefit Plans and terms and conditions of employment immediately prior to the Closing. In addition, during such Transition Period, the Purchaser shall provide Continuing Employees with substantially the same severance and redundancy benefits such Continuing Employees were receiving under Target Companies’ Benefit Plans immediately prior to the Closing. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Target Companies or, other than as provided in any applicable employment agreement or other contract, to restrict the right of the Purchaser to terminate the employment of any such employee. The terms and conditions of employment for the employees of the Target Companies as of the Closing who are represented by a union and who continue with the Target Companies shall be governed by the applicable collective bargaining agreement.

(b) With respect to any employee benefit plan in which any Continuing Employee first becomes eligible to participate at or after the Closing (the “New Company Plans”), the Purchaser or an applicable Affiliate shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements to the extent such pre-existing conditions, exclusions and waiting periods were waived or otherwise satisfied under a corresponding Benefit Plan of a Target Company immediately prior to the Closing Date or would have been so waived or satisfied but for such Benefit Plan’s termination pursuant to Section 7.7(c), (ii) cause any annual deductibles, coinsurance or maximum annual out-of-pocket payments made by such Continuing Employees during the applicable plan year in which such Continuing Employee first participates in the applicable New Company Plan to reduce the amount of any annual deductibles, coinsurance and maximum annual out-of-pocket payments under the New Company Plans to the extent taken account under the corresponding Benefit Plan of a Target Company in respect of the same plan year or would have been so taken into account but for such Benefit Plan’s termination pursuant to Section 7.7(c); and (iii) recognize service credited by the Target Companies prior to the Closing for purposes of eligibility to participate and vesting credit (but not benefit accrual under any defined benefit pension plan) and, for purposes of severance and paid time off only, for purposes of determining the amount or level of benefit, in any New Company Plan in which such employees may be eligible to participate after the Closing; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c) Except as expressly provided herein, nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Benefit Plan, (ii) limit the right of the Purchaser to amend, terminate or otherwise modify any Benefit Plan following the Closing or (iii) confer upon any Person whether or not a party to this Agreement any right to employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

(d) Notwithstanding anything to the contrary in this Agreement, the Target Companies, in their sole discretion, shall be permitted to (i) prior to the Closing, pay out bonuses for any completed fiscal year to their employees in the Ordinary Course of Business, and (ii) on the Closing, pay to each eligible employee a pro rata bonus in respect of the Company’s then current fiscal year through the Closing based on the Target Companies’ determination, in good faith (and in consultation with the Purchaser), of the amounts earned, based on actual performance through the Closing.

(e) The Purchaser intends to establish a share incentive plan (or plans) with Nomad Ordinary Shares with effect from Closing in which the members of the Senior Management Team and other selected employees of the Purchaser and its Subsidiaries (including the Target Companies) will be eligible to participate. Prior to finalizing the terms of such plans before Closing, the Company shall allow a reasonable period of time to consult properly with the members of the Senior Management Team on the terms of the same and shall take into account the results of such consultation.

Section 7.8 Access to Properties, Books and Records. From the date of this Agreement until the earlier of termination of this Agreement or the Closing, the Seller shall give the Purchaser reasonable access, upon reasonable notice during normal business hours to all properties, books, records and key management personnel of or pertaining to the Target Companies; provided, however, that the foregoing will not: (i) materially interfere with the day-to-day operations of the Target Companies, (ii) require the Seller or the Target Companies to provide access or to disclose information where such access or disclosure would contravene any Law, confidentiality obligation under any contract or result in the waiver of any attorney-client privilege or (iii) include any sampling or testing for or regarding any environmental matters without the Seller’s prior written consent. Any information disclosed will be subject to the provisions of the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern. The parties acknowledge and agree that the Company may designate any competitively sensitive information made available to the Purchaser under this Agreement as “outside counsel only” and such information shall be given only to the outside counsel of the Purchaser and may not be shared with the Purchaser or any of its Subsidiaries or any of their respective Representatives (other than such outside counsel).

Section 7.9 Directors and Officers. To the extent requested by the Purchaser at least fifteen (15) days prior to the Closing, the Seller shall, or as appropriate shall cause the Target Companies to, request that the directors and officers of the Target Companies execute a letter of resignation in the form set forth in Schedule 7.9 of the Disclosure Letter.

Section 7.10 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Company’s or any other Target Company’s operations prior to the Closing. Prior to the Closing, the Company shall, and the Seller shall cause the Company to, exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its, and the Target Companies’, operations.

Section 7.11 Purchaser Interim Covenants. From the date of this Agreement until the Closing Date, except as (i) otherwise contemplated in this Agreement or (ii) set forth on Schedule 7.11 of the Purchaser Disclosure Letter, the Purchaser shall (x) provide the Seller with prompt written notice of any litigation initiated by or against any shareholder of the Purchaser, of which the Purchaser has notice, and which relates to the Proposed Transaction or the ability of the Purchaser to proceed to Closing and (y) without the prior written consent of the Seller (which shall not be unreasonably withheld, delayed or conditioned), not do any of the following:

(a) acquire or agree to acquire by merging or consolidating with, or purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire any assets;

(b) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any of its equity interests; split, combine or reclassify any of its equity interests; or combine or reclassify any of its equity interests;

(c) amend, alter or repeal any of its Governing Documents (whether through merger, consolidation or otherwise);

(d) (i) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any Nomad Ordinary Shares, Nomad Founder Preferred Shares, Purchaser Voting Debt or any other of its securities, or make any other agreements with respect to, any of its shares, shares of capital stock, other equity or any other securities or (ii) adopt or implement any stockholder or member rights plan;

(e) (i) create any Subsidiary or (ii) take any other action that cause Section 6.15 to be untrue following such action;

(f) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other assets) or payment with respect to any shares, shares of capital stock, any equity or other securities (or set any record date therefor);

(g) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or other equity, or any of its other securities;

(h) increase in any manner the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees, consultants, or independent contractors, or increase any amounts payable to any such Person;

(i) lease, license, exchange or swap, mortgage (including securitizations), or otherwise dispose of (whether by way of merger, consolidation, sale of shares or other capital stock or assets, or otherwise) any of its assets or adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(j) incur or assume any Indebtedness, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or make or acquire any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees) or enter into any “keep well” or other agreement to maintain the financial condition of another entity;

(k) enter into or amend, terminate or extend any material contract, or waive, release, assign or fail to enforce any material rights or claims under any material contract;

(l) make or commit to make any capital expenditures;

(m) initiate, compromise or settle any litigation or arbitration proceedings involving payments by the Purchaser in excess of €500,000 per litigation or arbitration, or €1,000,000 in the aggregate, provided that, the Purchaser shall not compromise or settle any litigation or arbitration proceedings which compromise or settlement involves a material conduct remedy or injunctive or similar relief or has a material restrictive impact on the Purchaser’s business;

(n) grant to any other Person the right, contractual or otherwise, to cause the Purchaser to register under the Securities Act any capital stock of the Purchaser with registration rights that interfere with, supersede, limit or take priority over, the registration rights of the Purchaser pursuant to the Registration Rights Agreement; or

(o) take or agree in writing or otherwise to take any of the actions precluded by the foregoing provisions of this Section 7.11 or authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 7.12 Financing.

(a) The Purchaser shall procure and have available, as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by the Purchaser for the consummation of the Proposed Transaction, including any amounts payable in connection with the adjustments contemplated by Section 4.4, and all related fees and expenses required to be paid as of the date of the consummation of such transaction, including the funds to be provided by (or on behalf of) the Purchaser to the Company to enable the Company to fund the repayment of the Specified Indebtedness and the satisfaction of the amounts payable in respect of the Transaction Expenses. In furtherance and not in limitation to the foregoing:

(i) Without the Seller’s prior written consent, the Purchaser shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under (A) the Equity Financing Agreements or the Warrant Exercise Commitments or (B) the Debt Commitment Letter, the Amendment and Restatement Agreement, the Condition Precedent Satisfaction Letter or the Existing Lender Consent; provided, that the Purchaser shall be permitted to amend the documents in clause (B) to the extent such amendments do not reduce the amount of the Debt Financing and could not reasonably be expected to adversely affect the prompt consummation of the Financing following the satisfaction or waiver of the conditions to Closing set forth in Section 8.1 and Section 8.2 (including any amendment, approval, supplement, replacement, modification or waiver which alters the certain funds basis of the financing contemplated in the Debt Financing).

(ii) If the conditions in Section 8.1 and Section 8.2 have been satisfied or, if permissible, waived, the Purchaser shall cause the Financing to be consummated concurrently with the Closing.

(iii) The Purchaser shall not, nor shall it permit any of its Affiliates to, without the prior written consent of the Seller, take any action or enter into any transaction that could reasonably be expected to adversely affect the prompt consummation of the Financing following the satisfaction or waiver of the conditions to Closing set forth in Section 8.1 and Section 8.2.

(b) No later than the fourth (4th) Business Day following the date of this Agreement, the Purchaser shall commence the process, and shall use reasonable commercial efforts, to obtain, as promptly as practicable, and in any event prior to the Closing, the Existing Lender Consent under the Company Facility in order to allow such Company Facility, and all amounts outstanding thereunder, to remain outstanding following the consummation of the Proposed Transactions. The Seller shall cause the Company to provide reasonable assistance as reasonably requested by the Purchaser and to deliver to the agent of the Company Facility no later than three (3) Business Days following the date of this Agreement an amendment request duly signed by the Company as contemplated in the Debt Commitment Letter (the “Amendment Request”); provided, that none of the Purchaser, the Seller nor any of their respective Affiliates, including the Company or any of its Subsidiaries, shall be required to agree to pay any consent or similar fees to obtain the Existing Lender Consent, except in the case of the Company if such fees are payable only at the Closing and are not treated as Transaction Expenses. The Purchaser shall keep the Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain the Existing Lender Consent and provide to the Seller copies of all substantially final drafts and executed definitive documentation related to the process to obtain the Existing Lender Consent. The Purchaser shall indemnify and hold harmless the Seller and the Target Companies from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Existing Lender Consent and any information (other than historical financial information relating to the Target Companies and other than information furnished by or on behalf of the Target Companies) used in connection therewith, in each case except to the extent such losses, damages, claims, costs or expenses arise from the Seller’s, any Target Company’s or their respective Representatives’ gross negligence, bad faith, willful misconduct or material breach of the provisions of this Agreement, as finally determined by a court of competent jurisdiction.

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall (i) the Seller be liable for any breach or failure to perform its obligations under Section 7.12(b) (other than a failure to deliver the Amendment Request pursuant to Section 7.12(b)), including any failure to obtain the Existing Lender Consent, or (ii) the Purchaser be relieved of its obligations to fund the Debt Financing at the Closing if the Existing Lender Consent is not obtained; provided, however, that, in the event the Existing Lender Consent is obtained prior to the Closing, the Purchaser shall not be obligated to consummate the Debt Financing.

(d) In the event that the consent of the Existing Majority Lenders (and for this purpose consent has the meaning set forth in the Debt Commitment Letter) has not been received by the Consent and Amendment Longstop Date (as such term is defined in the Debt Commitment Letter) Purchaser shall deliver to Seller a copy of the Backstop Facilities Agreement executed by the Finance Parties (as defined therein) within one (1) Business Day of the Consent and Amendment Longstop Date. In the event that the consent of the Existing Majority Lenders (and for this purpose consent has the meaning set forth in the Debt Commitment Letter) is received, Purchaser shall deliver to Seller a copy of the executed Amendment and Restatement Agreement within two (2) Business Days of such consent being obtained.

Section 7.13 Seller Maintenance. The Seller shall not, prior to the delivery of the Final Overage or Final Underage, as the case may be, in accordance with Section 4.4, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Seller.

Section 7.14 Termination of Related Party Agreements. The Seller shall cause all contracts between any Related Party (other than any Target Company), on the one hand, and the Target Companies, on the other hand, that are set forth on Schedule 7.14 of the Disclosure Letter to be settled or terminated prior to the Closing.

Section 7.15 Director and Officer Indemnification. If the Closing occurs, the Purchaser and the Target Companies agree that all rights to indemnification and all limitations on liability existing in favor of any director or officer of the Target Companies, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Governing Documents of any Target Company shall survive the consummation of the Proposed Transaction and continue in full force and effect for a period of six (6) years and be honored by the Target Companies after the Closing during such period. The Purchaser shall procure that the Target Companies shall maintain, for a period of six (6) years beginning from the Closing Date, reasonable and customary policies of directors’ and officers’ liability insurance; provided, that, in no event shall any amounts associated therewith be treated as Transaction Expenses. The obligations of the Target Companies under this Section 7.15 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 7.15 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 7.15 applies shall be third party beneficiaries of this Section 7.15). If the Closing occurs, the Target Companies shall pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 7.15.

Section 7.16 Seller Structuring Transactions. Prior to the Closing, the Seller (a) may affect the transactions set forth on Schedule 7.16 of the Disclosure Letter and (b) shall cause Birds Eye Iglo Equity Investment Plan Limited to no longer be a direct or indirect Subsidiary of the Company. If the Seller effects such transactions, it shall use reasonable efforts to procure that PricewaterhouseCoopers LLP shall promptly (and in any event before Closing) deliver to the Company and Iglo Foods Holdco Limited a report confirming that, as at the date on which such transactions are effected, the analysis and conclusions in the report by PricewaterhouseCoopers LLP entitled “Project Koi – Exit Structure” dated 19 April 2015 (a copy of which is included in Schedule 7.16 of the Disclosure Letter) apply in relation to the transactions as so effected.

Section 7.17 Restriction on Transfer.

(a) Except with respect to the transactions contemplated by Schedule 5.28 of the Disclosure Letter, Schedule 7.17 of the Disclosure Letter and Schedule 7.28 hereof, and subject to paragraph (b) and paragraph (c) below, the Seller shall not, directly or indirectly (i) sell, assign, transfer (including by operation of Law), incur any Encumbrances, dispose of or otherwise transfer or Encumber (each, a “Transfer”) any New Nomad Ordinary Shares, (ii) deposit any of the New Nomad Ordinary Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Section 7.17 or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer or other disposition of any New Nomad Ordinary Shares or the economic interests thereunder.

(b) Notwithstanding the foregoing paragraph (a), the Seller may Transfer the New Nomad Ordinary Shares to any of its Affiliates; provided, however, that (i) such Transfer in not in violation of any Securities Laws and the respective transferee shall, as a condition to such Transfer, agree in writing to be bound by the terms and conditions of this Section 7.17 as if it were subject to such restrictions on Transfer (the “Lock-Up Acknowledgement”) and (ii) if any such transferee shall cease to be an Affiliate of the Seller during the period from the Closing Date until the date that is six (6) months following the Closing Date, such transferee shall be obligated to Transfer any such New Nomad Ordinary Shares it received pursuant to this Section 7.17 back to the Seller prior to the action or transaction that causes such transferee to no longer be an Affiliate of the Seller (and the Lock-Up Acknowledgement shall obligate such transferee to do the same).

(c) Nothing in this Section 7.17 shall prohibit the Transfer of the New Nomad Ordinary Shares following the date that is six (6) months following the Closing Date; provided, however, that such period shall expire if the Purchaser engages in any of the activities set forth on Exhibit C.

Section 7.18 Transaction Expenses. Following the determination of the Final Total Consideration (a) the Seller shall have no liability with respect to Transaction Expenses other than with respect to any amounts payable pursuant to Section 4.4 and (b) the Purchaser shall indemnify and hold the Seller harmless in respect of all Transaction Expenses reflected on the Final Closing Statement.

Section 7.19 London Stock Exchange Listing.

(a) Nomad confirms that it will prepare, and take responsibility for, the Prospectus and that it will submit the Prospectus to the FCA for approval and apply to the FCA and the London Stock Exchange for Admission as promptly as practicable following the date hereof. Nomad undertakes that, following approval of the Prospectus by the FCA, Nomad shall publish the Prospectus as required by the Listing Rules and the Prospectus Rules and otherwise as required by Law. Nomad undertakes to execute or cause to be executed all such documents, provide or cause to be provided all such information, and do or cause to be done all such things as may reasonably be required by or necessary to comply with the requirements of the FCA, the London Stock Exchange, FSMA and all other applicable legislation and regulation, in each case in connection with such applications.

(b) The Company shall, and prior to Closing the Seller shall cause the Company to, give all such assistance and provide all such information as Nomad may reasonably require for preparation of the Prospectus and approval by the FCA of the Prospectus and making the application for Admission; or as may reasonably be required by, or necessary to comply with the requirements of the FCA, the London Stock Exchange, FSMA or any other applicable Law or regulation for the purposes of, or in connection with, Nomad’s application for approval of the Prospectus and Admission.

(c) Nomad shall comply with all applicable Laws and regulations, including, but not limited to, FSMA, the Prospectus Rules, the Listing Rules, the BVI Companies Act and the Securities Act, so as to permit the issue of the New Nomad Ordinary Shares to the Seller as contemplated in this Agreement. If at any time after the Prospectus has been lodged with the FCA for approval and prior to its approval: (i) any event occurs or condition exists as a result of which it is necessary to amend or supplement the Prospectus in order that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading; or (ii) there arises or is noted any matter referred to in Section 87G of FSMA of which Nomad is, or becomes, aware prior to Admission and which requires Nomad to deal with such change or matter in accordance with Section 87G of FSMA, the Prospectus Rules and/or the Listing Rules; or (iii) it is necessary at any such time to amend or supplement the Prospectus in order to comply with the requirements of FSMA, the Prospectus Rules and/or the Listing Rules, or other appropriate law or regulation, as the case may be, Nomad shall:

(x)	prepare an amendment or supplement as may be necessary in order to make the Prospectus comply with such requirements; and

(y)	file with the FCA or other applicable authority any supplementary prospectus or other document which is required to be so filed and publish such prospectus or other document as may be required by the Prospectus Rules or by other applicable law.

(d) The parties acknowledge and agree that neither Admission nor the similar admission of the Nomad Ordinary Shares to be issued pursuant to the Equity Financing Agreements shall be a condition to the Closing or the consummation of the Financing.

Section 7.20 CREST.

(a) As promptly as practicable following the date hereof, the Purchaser shall:

(i) procure that the Depositary apply to CrestCo for the New Nomad Ordinary Shares to be admitted into CREST as participating securities by way of Depositary Interests;

(ii) take all reasonable steps necessary for the New Nomad Ordinary Shares by way of Depositary Interests to become participating securities in CREST from the Closing Date; and

(iii) provide the Registrar with all necessary Authorizations, information and instructions to enable the Registrar to perform its duties in accordance with and as contemplated by this Agreement.

(b) From and after the Closing Date, the Purchaser shall ensure that the Nomad Ordinary Shares are not registered in a register kept in the United Kingdom by or on behalf of Nomad.

Section 7.21 Resolutions and filings for deposit of New Nomad Ordinary Shares into CREST.

Nomad undertakes to procure that on or before the Closing Date:

(a) all necessary approvals are provided by Nomad to enable Nomad to give effect to its obligations under this Agreement;

(b) all necessary resolutions are passed to authorize the issue or transfer of the New Nomad Ordinary Shares to the Depositary or its nominee and the issue of the Depositary Interests by the Depositary;

(c) all necessary filings are made, and all other steps are taken, to facilitate the issue of the New Nomad Ordinary Shares to the Depositary or its nominee and the issue and transfer of the Depositary Interests through CREST; and

(d) the Registrar takes all necessary steps and gives all necessary instructions to CrestCo to allow the Depositary Interests to be issued as at and from the Closing Date.

Section 7.22 New Nomad Ordinary Shares. The Purchaser shall ensure that, as promptly as practicable following the date of this Agreement, the Nomad Board (or a duly authorized committee thereof) passes appropriate resolutions and takes all other necessary steps to allot the New Nomad Ordinary Shares fully paid up on the Closing Date to the Depositary or its nominated custodian as registered holder (acting as nominee for the Seller) and for the Depositary to issue the Depositary Interests representing such New Nomad Ordinary Shares to the Seller or to such other Person or Persons as may be directed by the Seller and for the Depositary Interests to be credited by the Depositary to the CREST stock account of the Seller or such other Person or Persons.

Section 7.23 Shareholder Vote. From and after the date of this Agreement, the Purchaser shall not subject this Agreement or the Proposed Transaction or the other transactions contemplated by this Agreement and the other Transaction Documents or any other transaction, including the admission of New Nomad Ordinary Shares for trading on the NYSE and the cancellation of the listing of the Nomad Ordinary Shares on the Official List and from trading on the London Stock Exchange, to any vote, consent or approval of the direct or indirect holders of capital stock of the Purchaser.

Section 7.24 Treatment of Warrants. As promptly as practicable after the date of this Agreement and in any event prior to the Closing, the Purchaser shall (i) reduce the exercise price of the Nomad Warrants (which are exercisable in multiples of three) to $10.50 per whole Nomad Ordinary Share and (ii) launch a consent solicitation to amend the Nomad Warrants resulting in any such Nomad Warrants which are not exercised prior to the consummation of the Proposed Transaction to expire upon the consummation of the Proposed Transaction (except to the extent that a holder of Nomad Warrants certifies to Nomad that he, she or it is not a QIB (as defined in the Warrant Instrument), an Accredited Investor (as defined in the Warrant Instrument) or a Qualified Investor (as defined in the Warrant Instrument), in which case, such holder will be permitted to exercise his, her or its Nomad Warrants until the date that is 30 days following the date on which the Nomad Ordinary Shares are readmitted to trading on the London Stock Exchange following the consummation of the Proposed Transaction) (the “Warrant Consent Solicitation”).

Section 7.25 Repayment of Specified Indebtedness. In the event the Existing Lender Consent is not obtained:

(a) Seller shall, at the Purchaser’s request, use its commercially reasonable efforts to cause the Company to cooperate with the Purchaser in seeking the delivery, or causing to be delivered, prior to the Closing, payoff letters in form and substance reasonably satisfactory to the Purchaser from each lender, creditor, noteholder or other counterparty to which the Specified Indebtedness is owing, in each case (i) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions and (ii) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Target Companies (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item and of all current and future Encumbrances relating to such item; and

(b) at the Closing, immediately after the transfer of the Shares, the Purchaser shall provide the Company with an amount equal to the Specified Indebtedness and the Purchaser shall cause the Company or its designee immediately thereafter (at the Closing) to pay, by wire transfer of immediately available funds, the amounts specified in the payoff letters delivered pursuant to this Section 7.25 to each applicable holder of Specified Indebtedness identified therein to the account or accounts specified therein;

provided, that, in no event shall (i) the Seller be liable for any breach or failure to perform its obligations under this Section 7.25, including any failure to obtain the Existing Lender Consent or (ii) the Purchaser be relieved of its obligations to fund the Debt Financing at the Closing if the Existing Lender Consent is not obtained.

Section 7.26 Delivery of Financial Statements.

(a) If the Closing has not occurred prior to May 1, 2015, the Seller shall use commercially reasonable efforts to cause to be prepared and delivered to the Purchaser on or prior to May 1, 2015, the unaudited consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows as of and for the three (3) months ended March 31, 2015 (the “First Quarter 2015 Financial Statements”) for the Target Companies; provided, that the failure of the Seller to deliver the First Quarter 2015 Financial Statement shall not be a breach of this Agreement.

(b) If the Closing has not occurred prior to August 15, 2015, the Seller shall use commercially reasonable efforts to cause to be prepared and delivered to the Purchaser on or prior to August 24, 2015, the unaudited consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows as of and for the three (3) months ended June 30, 2015 (the “Second Quarter 2015 Financial Statements”) for the Target Companies; provided, that the failure of the Seller to deliver the Second Quarter 2015 Financial Statement shall not be a breach of this Agreement.

(c) If required to be delivered pursuant to Section 7.26(a) and Section 7.26(b) above, the representations and warranties of the Seller in Section 5.6(a) and Section 5.6(b) shall be made mutatis mutandis with respect to the First Quarter 2015 Financial Statements and the Second Quarter 2015 Financial Statements (as applicable) as if they were the Most Recent Financial Statements.

Section 7.27 Purchaser Dedicated Funds. The Purchaser shall make available to the Seller copies of the documentation evidencing that, as of the date hereof, an amount of cash and cash equivalents at least equal to $485,000,000 (such amount, plus any additional amounts deposited in the Dedicated Funds Banks, collectively, the “Purchaser Dedicated Funds”) are held in United States dollars in the accounts listed on Schedule 7.27 of the Purchaser Disclosure Letter maintained by Credit Suisse Securities USA, LLC (New York, New York), UBS AG (Zurich, Switzerland) and Citibank, N.A. (Guernsey) (each, a “Dedicated Funds Bank”). Upon the consummation of each of the Warrant Exchange and the Equity Financing, as applicable, the Purchaser shall deposit, or cause to be deposited, all proceeds of such Warrant Exchange and the Equity Financing, as applicable, in one of the accounts listed on Schedule 7.27 of the Purchaser Disclosure Letter to be held as Purchaser Dedicated Funds and shall provide documentation evidencing the deposit no later than one (1) Business Day after any such deposit. From and after the date hereof and until the earlier of the Closing or five (5) Business Days following the termination of this Agreement (the “Restricted Period”), neither Purchaser nor any of its Affiliates shall directly or indirectly Encumber, release or use (or directly or indirectly cause the Encumbrance, release or use or promise the release or use) any Purchaser Dedicated Funds except in connection with this Agreement and the transactions contemplated hereby. The Purchaser hereby acknowledges that the Seller has specifically relied on such Person’s obligations under this Section 7.27. During the Restricted Period, except as set forth on Schedule 7.27 of the Purchaser Disclosure Letter, without the prior written consent of the Seller, neither the Purchaser nor any of its Affiliates shall amend, modify or waive, in whole or in part, any of the provisions of any contract between the Purchaser or any of its Affiliates, on the one hand, and the Dedicated Funds Bank, on the other hand, in effect as of the date hereof which relates in any manner to any portion of the Purchaser Dedicated Funds or the Proposed Transactions.

Section 7.28 Other Matters. The parties hereto agree to the matters set forth on Schedule 7.28.

Article VIII

CONDITIONS TO CLOSING

Section 8.1 Mutual Conditions. The respective obligations of each of the parties are subject to satisfaction or waiver (in whole or in part, to the extent permitted by Law), at or prior to the Closing Date, of each of the following conditions:

(a) all consents, approvals and authorizations of the Governmental Antitrust Authorities in the jurisdictions set forth on Schedule 8.1(a) of the Disclosure Letter shall have been obtained; and

(b) at the Closing Date, (i) there being in effect no preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction, and (ii) no action shall have been commenced by a Governmental Antitrust Authority, in the case of either of clauses (i) or (ii) which restrains, prohibits or otherwise makes illegal the consummation of the Proposed Transaction.

Section 8.2 Conditions of the Purchaser. The obligations of the Purchaser to consummate the Closing shall be further subject to the satisfaction or waiver (in whole or in part, to the extent permitted by Law) at or prior to the Closing, of each of the following conditions:

(a) the Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects only as of such specific date);

(b) the other representations and warranties of the Seller (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Company Material Adverse Effect”) shall be true and correct as of the Closing Date as though made on and as of such date, except, in the case of this Section 8.2(b), as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect);

(c) the Seller shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(d) the Purchaser shall have received a certificate of an executive officer of the Seller, certifying that the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(e) have been satisfied with respect to the Seller;

(e) no fact, circumstance, occurrence, change or event shall have occurred after the date of this Agreement and be continuing as of the Closing Date which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; provided, that, any failure to obtain the Existing Lender Consent shall not constitute a Company Material Adverse Effect; and

(f) the Seller shall have delivered, or caused to be delivered, all of the items required by Section 4.2.

Section 8.3 Conditions of the Seller. The obligations of the Seller to consummate the Closing contemplated shall be further subject to the satisfaction or waiver (in whole or in part, to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects only as of such specific date);

(b) the other representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except as contemplated by this Agreement or where the failure of any such representation and warranty to be so true would not, individually or in the aggregate, reasonably be expected to prevent the Purchaser from consummating the Proposed Transaction or performing its obligations under this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except as contemplated by this Agreement or where the failure of such representations and warranties to be so true and correct would not prevent the Purchaser from consummating the Proposed Transaction or performing its obligations under this Agreement);

(c) the Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(d) the Seller shall have received a certificate of an executive officer of the Purchaser, certifying that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied; and

(e) the Purchaser shall have delivered, or caused to be delivered, all of the items required by Section 4.3.

Section 8.4 Waiver of Conditions. The conditions set forth in Section 8.1 may only be waived by written notice from the party waiving such condition. The conditions set forth in Section 8.2 may only be waived by written notice from the Purchaser. The conditions set forth in Section 8.3 may only be waived by written notice from the Seller.

Section 8.5 Notification. The Seller and the Purchaser shall each notify the other promptly upon becoming aware that any of the conditions set forth in Section 8.1, Section 8.2 or Section 8.3 have been fulfilled.

Section 8.6 Frustration of Closing Conditions. None of the Seller or the Purchaser may rely, either as a basis for not consummating the Proposed Transaction or terminating this Agreement and abandoning the Proposed Transaction, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the Proposed Transaction.

Article IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing;

(a) by either the Seller or the Purchaser if the Closing has not occurred by November 1, 2015 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by this date;

(b) by either the Seller or the Purchaser in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order (which the parties hereto will use commercially reasonable efforts to lift), restraining, enjoining or otherwise prohibiting the Proposed Transaction that will have become final and non-appealable;

(c) by the Purchaser if the Seller shall have breached in any material respect any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) would result in any of the conditions in Section 8.2 not being satisfied by the Outside Date;

(d) by the Seller if the Purchaser shall have breached in any material respect any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) which would result in any of the conditions in Section 8.3 not being satisfied by the Outside Date;

(e) by the Seller if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied or waived (if permissible) in accordance with the terms of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the date of termination) as of the date of Closing; (ii) the Seller has irrevocably confirmed by written notice to the Purchaser that it is ready, willing and able to consummate the Closing and (iii) the Purchaser fails to consummate the Closing on the date which the Closing would occur in accordance with Section 4.1 following the delivery of the notice from the Seller described in this Section 9.1(e)(ii); and

(f) by the mutual written consent of the Seller and the Purchaser.

The party desiring to terminate this Agreement pursuant to clause (a) – (e) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.5, specifying the provision hereof pursuant to which such termination is affected.

Section 9.2 Effect of Termination. In the event of termination of this Agreement under Section 9.1 by written notice to the other parties, this Agreement will become void and there will be no liability on the part of any party to this Agreement except that (a) nothing in this Agreement will relieve (x) any party to this Agreement from liability for any willful or intentional material breach by such party of the terms and provisions of this Agreement or (y) the Purchaser of any liability or damage to the Seller or the Company resulting from a failure by the Purchaser to consummate the Proposed Transaction if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied or waived (if permissible) in accordance with the terms of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the date of termination) as of the date on which the Closing would occur in accordance with Section 4.1; (ii) the Seller has irrevocably confirmed by written notice to the Purchaser that it is ready, willing and able to consummate the Closing and (iii) the Purchaser fails to consummate the Closing when otherwise obligated to do so in accordance with Section 4.1 and (b) Article XI and the agreements of the Purchaser and the Seller contained in Section 9.2 and the Confidentiality Agreement shall survive termination of the Agreement.

Article X

SURVIVAL

Section 10.1 Survival. The representations and warranties contained in this Agreement or in any other agreement, certificate or other document extended in connection herewith shall terminate and not survive the Closing (except for the representations in Sections 5.1, 5.3(a), 5.3(b), 5.3(c), 6.1, 6.3, 6.9(a) and 6.9(b), which shall survive until the fourth (4th) anniversary of the Closing). The covenants and agreements contained in this Agreement and to be performed at or prior to the Closing shall not survive the Closing; the covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms.

Article XI

MISCELLANEOUS

Section 11.1 Announcements.

(a) The parties hereto will consult with each other before issuing press releases or otherwise making any public statements or communicating with the employees of the Target Companies with respect to this Agreement or the Proposed Transaction and the parties hereto shall not issue any such press release or public statement without the prior approval of the other party (which approval will not be unreasonably withheld or delayed); provided, that no party shall be required to obtain consent pursuant to this Section 11.1(a) to the extent any proposed release or statement is substantially equivalent to information that has previously been made public without breach of the obligations under this Section 11.1(a).

(b) The restriction in Section 11.1(a) shall not apply (i) to communications by the Seller or its shareholder to its limited partners or other investors, (ii) to the extent the public announcement is required by Law or any Governmental Authority; provided, however, that in the case of clause (b)(ii) hereof the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing or (iii) to disclosures otherwise expressly permitted hereunder.

Section 11.2 Assignment. This Agreement and the rights and obligations hereunder may not be assigned unless (a) such assignment is consented to in writing by both the Purchaser and the Seller, (b) the Purchaser assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Purchaser, but in the case of clause (b), no such assignment will relieve the Purchaser of its obligations under this Agreement, including the obligation to pay the Total Consideration by means of delivery of the New Nomad Ordinary Shares representing the Aggregate Stock Consideration and cash funds as set forth herein or (c) the Seller assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Seller, but in the case of clause (c), no such assignment will relieve the Seller of its obligations under this Agreement. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.3 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Proposed Transaction will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such party’s obligations (including the taking of such actions as are required of such party to consummate the Proposed Transaction), this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

Section 11.4 Costs and Expenses; Taxes.

(a) Subject to this Section 11.4 and except as otherwise provided in this Agreement, the Seller, on the one hand, and the Purchaser, on the other hand, shall each be responsible for their own costs, charges and other expenses incurred in connection with the Proposed Transaction.

(b) The Purchaser shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes (including any real property transfer or similar Tax) incurred or which may be payable in connection with this Agreement or any transaction contemplated hereby. The Purchaser and the Seller shall be responsible for one-half of any and all such Taxes, with the Seller’s half being treated as Transaction Expenses (whether or not any such Tax was actually accrued as of the Benchmark Time).

(c) Any refunds of Taxes plus any interest received with respect thereto from the applicable Tax Authorities for any period shall be for the benefit of the Purchaser. In the event that a Tax Authority determines a deficiency in any Tax, the Purchaser shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute.

(d) Notwithstanding anything to the contrary contained this Agreement, Schedule 7.28 shall provide the sole and exclusive remedy of the Purchaser in respect of the matters set forth therein, and nothing in this Section 11.4 or any other provision of this Agreement other than Schedule 7.28 shall give rise to any obligation of Seller in respect of the matters set forth therein.

Section 11.5 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by facsimile (receipt confirmed) or email, one (1) Business Day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid) or three (3) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid; provided, that, any notice received at the addressee’s location on any Business Day after 5:30 p.m. (addressee’s local time) shall be deemed to have been received by 9:00 a.m. (addressee’s local time) on the next Business Day. Such notices, demands and other communications will be sent to the Purchaser and the Seller at the addresses indicated below:

If to the Seller, to:

Birds Eye Iglo Limited Partnership Inc,

acting through its general partner, Liberator GP Limited,

and its managing partner, Liberator Managing Partner Limited

Trafalgar Court,

St Peter Port, Guernsey

Fax:	+44 1481 711 052
+44 1481 745 075
Email:	[omitted]
[omitted]
Attention:	Nigel Carey
Kees Jaeger

Copy to (which shall not constitute notice):

Permira Advisors LLP

80 Pall Mall,

London SW1Y 5ES, United Kingdom

Fax: +44 207 9303185
Email:	[omitted]
Attention:	Paul Armstrong

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax: 212-735-2000
Email:	[omitted]
[omitted]
Attention:	Allison R. Schneirov
Jon A. Hlafter

If to the Purchaser, to:

Nomad Holdings Limited

Regency Court

Glategny Esplanade

St. Peter Port

Guernsey GY1 3RH

Fax: +(44) 1481 716 868

Email: [omitted]

Attention: Company Administrator

Copy to (which shall not constitute notice):

Mariposa Acquisition II, LLC

5200 Blue Lagoon Drive

Suite 855

Miami, FL 33126

Fax: (305) 675-0653

Email: [omitted]

Attention: Martin Franklin

Greenberg Traurig, P.A.,

401 East Las Olas Boulevard

Suite 2000

Fort Lauderdale, FL 33301

Fax: (954) 765-1477

Email: [omitted]

Attention: Donn Beloff

The address at which any party hereto is to receive notice may be changed from time to time by such party by giving notice of the new address to all other parties hereto. Any notice or communication given by telecopy or email shall be promptly confirmed by delivery of a copy of such notice or communication by hand or overnight delivery service.

Section 11.6 Entire Agreement. This Agreement (including all Exhibits and Schedules referred to herein or delivered under this Agreement) and the Confidentiality Agreement set forth the entire agreement among the parties in respect of the sale and purchase of the Shares and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction among the parties or any of their respective Affiliates. No party or any of its Affiliates shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other party or any of its Affiliates in relation to the Proposed Transaction which is not expressly set forth in this Agreement.

Section 11.7 Waivers. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

Section 11.8 Counterparts. This Agreement may be executed in any number of separate counterparts (including by means of facsimile or portable document format (.pdf)), each of which is an original but all of which taken together shall constitute one and the same instrument.

Section 11.9 Amendments. No amendment to this Agreement shall be valid unless it is in writing and duly executed by the Purchaser and the Seller.

Section 11.10 Severability. Each of the provisions of this Agreement is severable, If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the parties shall use commercially reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

Section 11.11 Third Party Beneficiaries. Except as set forth in Section 7.15 or Section 11.14, a Person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties hereto and their permitted assigns any rights hereunder.

Section 11.12 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE PROPOSED TRANSACTION AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT (A) THE REQUIREMENTS OF 6 DEL. C. § 2708 ARE SATISFIED BY THE PROVISIONS OF THIS AGREEMENT AND THAT SUCH STATUTE MANDATES THE APPLICATION OF DELAWARE LAW TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE PROPOSED TRANSACTION AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER, (B) THE PARTIES HAVE A REASONABLE BASIS FOR THE APPLICATION OF DELAWARE LAW TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE PROPOSED TRANSACTION AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER, (C) NO OTHER JURISDICTION HAS A MATERIALLY GREATER INTEREST IN THE FOREGOING, AND (D) THE APPLICATION OF DELAWARE LAW WOULD NOT BE CONTRARY TO THE FUNDAMENTAL POLICY OF ANY OTHER JURISDICTION THAT, ABSENT THE PARTIES’ CHOICE OF DELAWARE LAW HEREUNDER, WOULD HAVE AN INTEREST IN THE FOREGOING.

Section 11.13 Dispute Resolution. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE GENERAL JURISDICTION OF THE DELAWARE COURT OF THE CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY AND AGREES THAT ALL

CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN THE DELAWARE COURT OF THE CHANCERY (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE). EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.5. NOTHING IN THIS SECTION 11.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER (INCLUDING ANY SUIT, ACTION, CLAIM OR OTHER PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCE, INCLUDING THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, EACH OF WHICH IS HEREBY INTENDED TO BE AN EXPRESS THIRD PARTY BENEFICIARY OF THIS SECTION 11.13) OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

This Section 11.13 shall not apply to any dispute under Article IV that is required to be decided by the Settlement Accountant.

Section 11.14 Privilege; Counsel. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has been engaged by the Seller to represent it in connection with the Proposed Transaction. The Purchaser (on its behalf and on behalf of its Affiliates) hereby (a) agrees that, in the event that a dispute arises after the Closing between the Purchaser and/or any of its Affiliates, on the one hand, and the Seller, on the other hand, Skadden may represent the Seller in such dispute even though the interests of the Seller may be directly adverse to the Purchaser, the Company or any of their respective Affiliates and even though Skadden may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or the Company and (b) waive any conflict in connection therewith. The Purchaser (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Skadden, the Company, the Company’s Subsidiaries and/or the Seller (including any of their respective directors, officers or employees) that relate in any way to this Agreement or the transactions contemplated hereby, including the Proposed Transaction, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall be controlled by the Seller and shall not pass to or be claimed by the Purchaser, the Company or any of their respective Affiliates. The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the parties have each undertaken commercially reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, the Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the consummation of the Proposed Transaction may result in the inadvertent disclosure of information that may be confidential and/or subject to a claim of privilege. The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential and/or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. The Purchaser (on its behalf and on behalf of its Affiliates) agrees to use commercially reasonable efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller. Skadden shall be a third party beneficiary for purposes of this Section 11.14.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

BIRDS EYE IGLO LIMITED PARTNERSHIP INC (acting through its general partner, LIBERATOR GP LIMITED, and its managing partner, LIBERATOR MANAGING PARTNER LIMITED)

By:
	Name:	Nigel Carey
	Title:	Director

PURCHASER:

NOMAD HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Share Purchase Agreement]

PURCHASER:

NOMAD HOLDINGS LIMITED

By:
	Name:	Martin E. Franklin
	Title:	Director

[Signature Page to Share Purchase Agreement]